                                    EXHIBIT 2

Pursuant to Regulation S-K, Item 601(b)(2), a summary table of contents for the Schedules to the Agreement is attached hereto. The Company agrees to furnish a copy of each omitted Schedule to the Commission upon request.

--------------------------------------------------------------------------------

                       STOCK AND ASSET PURCHASE AGREEMENT

                                     between

                             RUBBERMAID INCORPORATED

                                       and

                                   NEWELL CO.

                             Dated as of May 7, 1997

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

 ARTICLE I.  PURCHASE AND SALE OF STOCK AND ASSETS........................  2
      1.1  Stock; Assets; Liabilities.....................................  2
           (a)  Stock Purchase............................................  2
           (b)  Asset Purchase............................................  2
           (c)  Excluded Assets...........................................  7
           (d)  Assumed Liabilities.......................................  9
           (e)  Excluded Liabilities......................................  9
      1.2  Assumption of Liabilities; Purchase Price...................... 11
      1.3  Intercompany Obligations....................................... 11
      1.4  Stock and Asset Purchase Price Allocation...................... 12

 ARTICLE II.  CLOSING..................................................... 13
      2.1  Time and Place................................................. 13
      2.2  Deliveries by Seller........................................... 13
      2.3  Deliveries by Buyer............................................ 14
      2.4  Nonassignability of Assets..................................... 15

 ARTICLE III.  REPRESENTATIONS AND WARRANTIES............................. 16
      3.1  Representations and Warranties of Seller....................... 16
          (a)  Due Organization of ROP and the ROP
               Subsidiaries............................................... 16
          (b)  Due Organization and Power of Seller and the
               Affiliates................................................. 17
          (c)  Authorization and Validity of Agreements................... 18
          (d)  Good Title................................................. 18
          (e)  Capitalization of ROP...................................... 19
          (f)  ROP Subsidiaries........................................... 20
          (g)  No Conflict................................................ 21
          (h)  Financial Statements; Financial Results.................... 22
          (i)  Tax Matters................................................ 23
          (j)  Title to Real and Personal Properties; Liens
               and Encumbrances; No Other Interests....................... 25
          (k)  Office Products Business Contracts......................... 26
          (l)  Legal Proceedings.......................................... 29
          (m)  Government Licenses, Permits and Related
               Approvals.................................................. 29
          (n)  Conduct of Office Products Business in
               Compliance with Regulatory Requirements.................... 30
          (o)  Labor Matters.............................................. 30
          (p)  Intellectual Property...................................... 31
          (q)  Employee Benefit Plans..................................... 32
          (r)  Brokers, Finders, etc...................................... 32
          (s)  Environmental Matters...................................... 33
          (t)  Transactions with Affiliated Parties....................... 36
          (u)  Absence of Changes......................................... 37
          (v)  No Other Representations or Warranties..................... 37
          (w)  Shared Tools............................................... 38
          (x)  Entirety................................................... 38
          (y)  Undisclosed Liabilities.................................... 38



                                                                              Page
                                                                              ----

              (z)      Receivables............................................ 39
              (aa)     Inventory.............................................. 39
              (bb)     Conduct of the Office Products Business................ 40
              (cc)     Insurance.............................................. 40
              (dd)     Product Liability...................................... 40
              (ee)     Customers and Suppliers................................ 40
              (ff)     Copies of Documents.................................... 41
              (gg)     Maryville, Tennessee Construction Contract............. 41
         3.2  Representations and Warranties of Buyer......................... 41
              (a)      Due Organization and Power............................. 41
              (b)      Authorization and Validity of Agreements............... 41
              (c)      No Conflict............................................ 42
              (d)      Brokers, Finders, etc.................................. 43
              (e)      Financial Capacity..................................... 44
              (f)      Buyer's Signage Business............................... 44

ARTICLE IV.  COVENANTS........................................................ 44
         4.1  Access to Information Concerning Properties and
              Records; Confidentiality........................................ 44
              (a)   Access.................................................... 44
              (b)   Subsequent Access for Seller.............................. 45
              (c)   Subsequent Access for Buyer............................... 46
         4.2  Conduct of the Office Products Business Prior to
              the Closing Date................................................ 46
              (a)   Ordinary Course........................................... 46
              (b)   Changes in Compensation................................... 47
              (c)   Assets.................................................... 47
              (d)   Capital Stock............................................. 47
              (e)   Dividends................................................. 48
              (f)   Capital Expenditures...................................... 48
              (g)   Liens..................................................... 48
              (h)   Accounting Practices...................................... 48
              (i)   Constituent Documents..................................... 48
              (j)   Inventory................................................. 48
              (k)   Receivables............................................... 49
              (l)   Intellectual Property..................................... 49
              (m)   Acquisitions.............................................. 49
              (n)   Borrowings................................................ 49
              (o)   Intercompany Payments..................................... 50
              (p)   Intercompany Agreements................................... 50
              (q)   Accounts Payable.......................................... 50
              (r)   Other..................................................... 50
         4.3  Preservation of Business........................................ 50
         4.4  Antitrust Laws.................................................. 50
         4.5  Cash Management................................................. 51
         4.6  Intercompany Services and Products.............................. 52
         4.7  Post-Closing Accounting Cooperation............................. 53
         4.8  WARN............................................................ 53
         4.9  Non-Solicitation of Employees................................... 53
         4.10 Seller's Name; ROP Name......................................... 54
         4.11 Further Actions................................................. 56
         4.12 Covenant Not to Compete......................................... 57
         4.13 Transfer Taxes.................................................. 59
         4.14 Name Changes.................................................... 59
         4.15 Additional Financial Statements................................. 60



                                                                           Page
                                                                           ----

     4.16  Insurance....................................................... 60
     4.17  No Solicitation................................................. 61
     4.18  Indebtedness.................................................... 62
     4.19  Collection of Receivables....................................... 62
     4.20  Mail............................................................ 62
     4.21  Notice.......................................................... 63
     4.22. Tangible Net Worth Adjustment................................... 64
     4.23. Maryville, Tennessee Construction Contract...................... 67
     4.24. Shared Office Space............................................. 67

ARTICLE V.  CONDITIONS PRECEDENT........................................... 67
     5.1   Conditions Precedent to Obligations of Parties.................. 67
           (a)  Antitrust Laws............................................. 67
           (b)  No Proceeding or Injunction................................ 67
           (c)  Consents................................................... 68
     5.2   Conditions Precedent to Obligation of Buyer..................... 68
           (a)  Accuracy of Representations and Warranties................. 68
           (b)  Performance of Agreements.................................. 69
           (c)  Certificate................................................ 69
           (d)  Consents; Third-Party Rights; Filings;
                Notices.................................................... 69
           (e)  Regulatory Authorizations.................................. 69
           (f)  Ancillary Agreements....................................... 71
           (g)  Additional Matters......................................... 71
     5.3   Conditions Precedent to the Obligation of Seller................ 71
           (a)  Accuracy of Representations and Warranties................. 71
           (b)  Performance of Agreements.................................. 72
           (c)  Certificate................................................ 72
           (d)  Assumption Agreement....................................... 72
           (e)  Additional Matters......................................... 72

ARTICLE VI.  PROVISIONS AS TO TAX MATTERS.................................. 73
     6.1   Certain Tax Matters............................................. 73
           (a)  Preparation and Filing of Tax Returns...................... 73
           (b)  Payment of Taxes........................................... 74
           (c)  Tax Sharing Agreements..................................... 74
           (d)  Carryforwards and Carrybacks............................... 75
           (e)  Refunds.................................................... 75
     6.2   Tax Indemnification............................................. 75
           (a)  Seller Indemnification..................................... 75
           (b)  Buyer Indemnification...................................... 76
           (c)  Determining Liability for Taxes............................ 76
     6.3   Contest Provisions.............................................. 76
     6.4   Tax Election.................................................... 77
           (a)  Section 338(h)(10) Election................................ 77
           (b)  Tax Allocation............................................. 78

ARTICLE VII.  LABOR MATTERS, EMPLOYEE RELATIONS
              AND BENEFITS................................................. 79
     7.1   Transferred Employees........................................... 79
     7.2   Compensation and Benefits for Transferred
           Employees....................................................... 80
     7.3   Defined Contribution Plan Transfer.............................. 81



                                                                           Page
                                                                           ----

     7.4  No Employee Rights............................................... 83

ARTICLE VIII.  SURVIVAL; ASSUMPTION OF CERTAIN OBLIGATIONS
               AND LIABILITIES; INDEMNIFICATION............................ 83
     8.1  Survival......................................................... 83
     8.2  Assumption and Indemnification................................... 84
          (a)  Indemnification by Buyer.................................... 84
          (b)      Indemnification by Seller............................... 86
     8.3  Procedure........................................................ 88
     8.4  Limitation on Indemnification.................................... 90
     8.5  Adjustment of Indemnity Payment.................................. 90
     8.6  Indemnity Payments............................................... 92

ARTICLE IX.  MISCELLANEOUS................................................. 92
     9.1  Termination and Abandonment...................................... 92
          (a)   General.................................................... 92
          (b)   Procedure Upon Termination................................. 93
          (c)   Survival of Certain Provisions............................. 94
     9.2  Fees and Expenses................................................ 94
     9.3  Notices.......................................................... 94
     9.4  Entire Agreement................................................. 95
     9.5  Binding Effect; Benefit.......................................... 96
     9.6  Assignability.................................................... 96
     9.7  Amendment and Modification; Waiver............................... 96
     9.8  Public Announcements............................................. 97
     9.9  Bulk Sales Law................................................... 97
     9.10 Section Headings, References..................................... 97
     9.11 Counterparts..................................................... 97
     9.12 Applicable Law................................................... 98
     9.13 Severability of Provisions....................................... 98

                             INDEX OF DEFINED TERMS
                          (not a part of the Agreement)


                                                                         Page
                                                                         ----

Accounts .................................................................81
Acquisition Proposal .....................................................61
Affiliates.................................................................1
Affiliate Intellectual Property............................................6
Ancillary Agreements......................................................71
Assets ....................................................................2
Assumed Liabilities........................................................9
Auditor...................................................................64
Benefit Arrangement.......................................................32
Benefit Arrangements .....................................................32
Business Records...........................................................3
Buyer......................................................................1
Buyer Indemnified Parties ................................................86
Buyer's Knowledge.........................................................42
Buyer's Medical Plan .....................................................81
Buyer's Plan .............................................................81
Carson Plant .............................................................87
Cash Management System....................................................51
CERCLA................................................................... 35
Claims ...................................................................60
Closing...................................................................13
Closing Date..............................................................13
Company....................................................................1
Code......................................................................25
Contracts..................................................................4
Consolidated Tax Returns .................................................73
Damages...................................................................84
Environment ..............................................................35
Environmental Law ........................................................35
Environmental Permits.....................................................36
Environmental Statutes ...................................................34
Equity Rights.............................................................19
ERISA.....................................................................32
Excluded Assets ...........................................................7
Excluded Liabilities.......................................................9
Final Balance Sheet.......................................................66
Financial Statements .....................................................23
FCO.......................................................................70
GAAP .....................................................................23
GWB.......................................................................70
HSR Act...................................................................51
Hazardous Substance ......................................................35
Income Taxes .............................................................73
Indebtedness .............................................................11
Indemnified Liabilities...................................................88
Information...............................................................45

Insurance Policies .......................................................40
Intercompany Account......................................................11
Intellectual Property.....................................................31
Inventory.................................................................39
Leased Real Property......................................................25
Liabilities................................................................9
Liens.....................................................................19
LIFO......................................................................39
Major Customers...........................................................40
Major Suppliers...........................................................40
Material Adverse Effect...................................................17
Ministry..................................................................70
Net Intercompany Debt.....................................................12
Non-Assigned Contracts.....................................................7
Non-Compete Activities....................................................57
Office Products Business...................................................1
Office Products Business Contract ........................................27
Office Products Business Liabilities .....................................60
Operating Team............................................................79
Outside Date..............................................................93
Owned Real Property.......................................................25
Permitted Liens...........................................................19
Pre-Closing Off-Site Environmental Liabilities............................87
Proforma Balance Sheet ...................................................64
Purchased Inventory......................................................  3
Quartet Agreement.........................................................44
Release...................................................................36
ROP........................................................................1
ROP Subsidiaries...........................................................1
Seller.....................................................................1
Seller Indemnified Parties................................................84
Seller's Insurance Policies ..............................................60
Seller's Knowledge........................................................21
Seller's Objection .......................................................65
Seller's Plan.............................................................81
Shared Tools...............................................................8
Stock......................................................................2
Stock and Asset Purchase Price............................................11
Tangible Net Worth........................................................64
Taxes.................................................................... 23
Tax Returns...............................................................23
338(h)(10) Election.......................................................78
Transfer Date.............................................................81
Transferred Employees.....................................................79
Transaction Agreements....................................................18
WARN......................................................................53

                       STOCK AND ASSET PURCHASE AGREEMENT
                       ----------------------------------

                  STOCK AND ASSET PURCHASE AGREEMENT, dated as of May 7, 1997, between Newell Co., a corporation organized and existing under the laws of the State of Delaware ("Buyer"), and Rubbermaid Incorporated, a corporation organized and existing under the laws of the State of Ohio ("Seller").

                  Seller, through its wholly-owned subsidiary Rubbermaid Office Products, Inc. ("ROP"), the subsidiaries of ROP listed on Exhibit A hereto (the "ROP Subsidiaries" and collectively with ROP, the "Company") and the Company's affiliates listed on Exhibit B hereto (the "Affiliates") is engaged in the design, manufacture, marketing and sale worldwide of computer and desk accessories, office furniture, chairmats, storage and organization products and other office products ("Office Products Business").

                  Buyer desires to purchase, and Seller desires to sell, the Office Products Business as a going concern, including 100% of the outstanding shares of stock of ROP, upon the terms and subject to the conditions set forth herein, and Buyer and/or one or more subsidiaries of Buyer desire to purchase from the Affiliates, and such Affiliates desire to sell to Buyer and/or such subsidiaries, the assets, subject to the assumption of certain liabilities, comprising the Office Products Business presently operated by such Affiliates upon the terms and subject to the conditions set forth herein.

                  The parties hereto agree as follows:

                                    ARTICLE I

                      PURCHASE AND SALE OF STOCK AND ASSETS

                   1.1 STOCK; ASSETS; LIABILITIES. (a) STOCK PURCHASE. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.1), Seller shall sell, and Buyer shall purchase, all of the capital stock (the "Stock") of ROP.

                   (b) ASSET PURCHASE. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall cause each of the Affiliates to sell, convey, assign, transfer and deliver to Buyer and/or one or more of its subsidiaries, and Buyer, and/or one or more of its subsidiaries, shall purchase, acquire and accept from the Affiliates all of each Affiliate's right, title and interest in and to the rights, privileges, claims and contracts, real and personal, tangible and intangible, known or unknown, actual or contingent, and to the assets and properties that are owned by the Affiliates and principally used, or held for use, by the Affiliates in connection with any Affiliate's operation of the Office Products Business, wherever located, as the same shall exist as of the Closing Date (as defined in Section 2.1), including, without limitation, the following assets of the Affiliates that are so principally used or held for use (such assets, properties, rights, privileges, claims and contracts being sold, conveyed, assigned, transferred and delivered to Buyer or its subsidiaries being referred to collectively as, the "Assets"):

                  (i) PURCHASED INVENTORY. All inventories of products and finished goods, including items purchased for distribution or resale and items which have been ordered for the Office Products Business operated by the Affiliates
         (collectively, the "Purchased Inventory");

                  (ii) MATERIALS. All raw materials, work in process and packaging materials of the Office Products Business operated by the Affiliates, together with the spare parts and supplies that are used, or held for use, principally in connection with the Office Products Business;

                  (iii) RECEIVABLES. All accounts, notes and other receivables arising from the operations of the Office
         Products Business operated by the Affiliates in existence on or prior to the Closing Date (whether or not billed);

                  (iv) BUSINESS RECORDS. All books, records, files and tangible data relating to the Office Products Business operated by the Affiliates, including all business records, research material, records relating to Purchased Inventory, purchasing, accounting, sales, pricing, marketing and shipping documents, personnel records with respect to the Transferred Employees (as defined in Section 7.1), invoices, customer lists, vendor lists, service provider lists, promotional literature, catalogs and advertising materials related to the Office Products Business operated by the Affiliates, in each case, however evidenced, by original or copy (including without limitation by computer disk or tape), if any (collectively, the "Business Records");

                  (v) TANGIBLE PERSONAL PROPERTY. All tangible personal property primarily relating to the Office Products Business operated by the Affiliates, including all equipment, furniture, furnishings, machinery, vehicles, tools, molds and other tangible personal property, material items of which are set forth on Schedule 1.1(b)(v), and all warranties and guarantees, if any, express or implied, existing for the benefit of the Affiliates, Seller or its subsidiaries or in connection with the foregoing;

                  (vi) CONTRACTS. All contracts, agreements, understandings, commitments or arrangements, written or oral ("Contracts"), relating to the Office Products Business operated by the Affiliates (other than the Non-Assigned Contracts, as defined below), including contracts with third-party molders and finished goods suppliers, maintenance and service agreements, purchase orders, purchase commitments for raw materials, goods and other services, advertising and promotional agreements, leases and other agreements, the material ones of which are set forth on Schedule 1.1(b)(vi), including the right of the Affiliates, Seller or its subsidiaries to receive payment for products sold or services rendered pursuant to Contracts, and to receive goods and services pursuant to Contracts and to assert claims and take other rightful actions with respect to breaches, defaults or other violations thereof;

                  (vii) PERMITS. All licenses, permits, approvals, variances and franchises issued by any governmental or regulatory authority and primarily relating to the Office Products Business operated by the Affiliates, to the extent transferable, all material items of which are set forth on Schedule 1.1(b)(vii);

                  (viii) REAL PROPERTY. All leasehold interests in real property relating to the Office Products Business operated by the Affiliates, all of which are set forth on Schedule 1.1(b)(viii), including all buildings, structures, fixtures and other improvements situated thereon, and all easements, privileges, rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads, appurtenances, licenses and permits pertaining to or accruing to the benefit of such properties;

                  (ix) INTELLECTUAL PROPERTY. All right, title and interest in and to the trademarks, patents, service marks, trade names, copyrights, trade dress, labels, logos, know-how, inventions, designs, trade secrets, and other similar proprietary rights, including the brand names, technical information, blueprints, management information systems, software, technology, processes, know-how, specifications, designs, drawings, patent applications, inventions, trade secrets, copyright registrations and applications, works of authorship and service marks and all agreements, licenses and other rights with respect to any intellectual property (except, in each case, for intellectual property that constitutes an Excluded Asset (as defined in Section 1.1(c)) that are used, or held for use, principally in the Office Products Business operated by the Affiliates (collectively, the "Affiliate Intellectual Property");

                  (x) OTHER INTANGIBLE ASSETS. The customer lists, vendor lists, catalogs, research material and prepaid assets primarily relating to the Office Products Business operated by the Affiliates;

                  (xi) ADVERTISING MATERIALS. The sales promotion literature and advertising materials primarily used for the marketing and promotion of the Office Products Business operated by the Affiliates;

                  (xii) AFFILIATE BANK ACCOUNTS. Bank accounts of the Affiliates relating to the Office Products Business, which are set forth on Schedule 4.5(b);

                  (xiii) OTHER ASSETS. All other assets reflected on the Affiliate Balance Sheet (as defined in Section 3.1(h)), and any other assets related primarily to the Office Products Business which are of a nature not customarily reflected in the books and records of a business, including without limitation, assets which have been written off for accounting purposes but which are used by or are of value to the Office Products Business operated by the Affiliates; and

                  (xiv) MISCELLANEOUS. The other assets set forth on Schedule 1.1(b)(xiv), except to the extent that any such assets have been disposed of in accordance with Section 4.2 during the period commencing on the date hereof and ending at the Closing Date, and including any assets of the nature described above acquired by the Affiliates during the period commencing on the date hereof and ending at the Closing Date in the ordinary course of and primarily for use in the Office Products Business.

                  (c) EXCLUDED ASSETS. It is expressly understood and agreed that the following (the "Excluded Assets") are specifically excepted from the Assets to be transferred to Buyer and/or its subsidiaries pursuant to
Section 1.1(b):

                  (i) RUBBERMAID BRAND NAME AND TRADEMARK. All rights of Seller, the Affiliates and any other subsidiary of Seller in the "Rubbermaid" name, "Rubbermaid" brand name, the "Rubbermaid Office Products" name and the "Rubbermaid" trademark, except as otherwise provided in this Agreement or the Ancillary Agreements;

                  (ii) CASH. All cash and cash equivalents or similar types of investments of the Affiliates, such as certificates of deposit, Treasury bills and other marketable securities, but excluding cash held in petty cash accounts (which are not the accounts referred to in Sections 1.1(b)(xii) and 4.5(c)) of the Affiliates;

                  (iii) NON-ASSIGNED CONTRACTS. All of the rights and interests in, under or pursuant to, any license, lease, contract, agreement, commitment or undertaking relating to the Office Products Business set forth on Schedule
         1.1(c)(iii), or that do not constitute a part of the Assets (collectively, the "Non-Assigned Contracts");

                  (iv)  SHARED TOOLS.  All of the tools set forth on
         Schedule 3.1(w) (the "Shared Tools");

                  (v)  TAX REFUNDS.  All refunds of Taxes (as defined in
         Section 3.1(i)) paid by Seller or the Affiliates;

                  (vi) INSURANCE. All insurance policies of Seller or the Affiliates pertaining to the Office Products Business and all rights of Seller or the Affiliates of every nature and description under or arising out of such insurance policies, other than as provided in Sections 4.16 and 4.22;

                  (vii) RECEIVABLES. All receivables of the Affiliates other than receivables arising from the operations of the Office Products Business;

                  (viii) RIGHTS OF THE AFFILIATES. All rights of the Affiliates under this Agreement and the agreements and instruments delivered pursuant to or in connection with this Agreement;

                  (ix) CORPORATE RECORDS. All minute books, stock books, share certificates, stock ledgers and corporate seals of the Affiliates;

                  (x) EMPLOYEE PLANS. Except as provided in Article VII, any interest of the Company in or to any funds or other property held in connection with any Benefit Arrangement (as defined in Section 3.1(q)); and

                  (xi) LEASE FOR DIETZENBACH FACILITY. All of the rights and interests of the Seller and the Affiliates in the lease agreement for the facility located at Waldstrasse 23, 6057 Dietzenbach, Germany.

                  (d) ASSUMED LIABILITIES. Except as otherwise provided in
Section 1.1(e), on the Closing Date, Buyer and/or one or more of its subsidiaries shall assume and shall thereafter pay, perform and discharge as and when due all debts, liabilities and obligations of the Affiliates, whether arising before or after the Closing, known or unknown, vested or unvested, asserted or unasserted, absolute or contingent, accrued or unaccrued, assessed or unassessed, liquidated or unliquidated, actual or potential or due to or to become due ("Liabilities"), including all outstanding checks that have not been presented for payment, to the extent arising out of or relating to the Office Products Business operated by the Affiliates (including, without limitation, their Transferred Employees) or the Assets (the "Assumed Liabilities"). The assumption by Buyer of the Assumed Liabilities shall not be construed to defeat, impair or limit in any way Buyer's rights or remedies to in good faith dispute the validity or amount of any Assumed Liability.

                  (e) EXCLUDED LIABILITIES. Buyer shall not assume, shall not take subject to and shall not be liable for, the following Liabilities of Seller, the Affiliates, or their subsidiaries (the "Excluded Liabilities"):

                  (i) LIABILITIES RELATED TO EXCLUDED ASSETS. The Liabilities related to the Excluded Assets, whether arising prior to, on or after the Closing Date, other than those Liabilities arising out of or relating to Buyer's use of the Excluded Assets pursuant to the Transition Services Agreement;

                  (ii) LIABILITIES UNDER NON-ASSIGNED CONTRACTS. The Liabilities of Seller or the Affiliates under or pursuant to the Non-Assigned Contracts;

                  (iii) LIABILITIES FOR TAXES. The Liabilities for Taxes for any taxable period or portion thereof, ending on or before the Closing Date, subject to the terms and conditions of Section 6.2(a) and subject to Section 4.13;

                  (iv) LIABILITIES ASSUMED BY SELLER. The Liabilities for which Seller has expressly assumed responsibility pursuant to this Agreement;

                  (v) LIABILITIES UNDER TRANSACTION AGREEMENTS. Liabilities of Seller and the Affiliates arising under this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby;

                  (vi) CERTAIN ENVIRONMENTAL LIABILITIES. Pre-Closing Off-Site Environmental Liabilities, as defined in Section 8.2, and Liabilities for Damages (as defined in Section 3.1(s)) described in Section 8.2(b)(v)(B); and

                  (vii) INDEBTEDNESS. Indebtedness (A) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments,
         (B) representing the balance deferred and unpaid of the purchase price of any property, including capital leases, (C) to the extent not otherwise included in the Assets, obligations under interest rate and foreign exchange swaps, futures or similar agreements, (D) guarantees, direct or indirect, in any manner (including, without limitation, reimbursement agreements in respect to letters of credit), of all or any part of the indebtedness of any third party, and (E) any Intercompany Account (collectively, "Indebtedness"), of the Affiliates.

                  1.2 ASSUMPTION OF LIABILITIES; PURCHASE PRICE. In consideration for the sale and transfer of the Stock and the Assets and upon the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and discharge or perform when due the Assumed Liabilities and pay to Seller by wire transfer in immediately available funds an aggregate amount equal to Two Hundred Forty-Six Million Five Hundred Thousand Dollars ($246,500,000) (the "Stock and Asset Purchase Price").

                  1.3 INTERCOMPANY OBLIGATIONS. (a) The Company, Seller and its subsidiaries maintain, and until the Closing Date will maintain, certain intercompany payables and intercompany receivables (the "Intercompany Account") reflecting indebtedness or other liabilities to or from ROP or the ROP Subsidiaries, on the one hand, and the Seller or its subsidiaries (other than ROP and the ROP Subsidiaries), on the other.

                  (b) If, as of the Closing Date, the Net Intercompany Debt (as defined below) in the Intercompany Account consists of a net indebtedness of the Company to Seller or its subsidiaries, Seller shall, prior to or simultaneously with the Closing, contribute or cause to be contributed such Net Intercompany Debt in the Intercompany Account to the Company, or, if not contributed will, prior to or simultaneously with the Closing, cause such Net Intercompany Debt in the Intercompany Account to be settled or to be eliminated in some other manner reasonably acceptable to Buyer. If, as of the Closing Date, the Net Intercompany Debt in the Intercompany Account consists of a net indebtedness of Seller or its subsidiaries to the Company, Seller shall, prior to or simultaneously with the Closing, cause the Company to cancel or dividend such indebtedness to Seller or its subsidiaries, or, if not cancelled or dividended, will, prior to the Closing, cause the same to be settled or to be eliminated in some other manner reasonably acceptable to Buyer. Any such contribution, cancellation, dividend, settlement or elimination shall not involve the transfer of funds, the creation of Liabilities (or the variation in existing Liabilities) of the Company or the Affiliates or Seller or its subsidiaries to any third party or any continuing recourse against the Company, the Affiliates, Seller and its subsidiaries. As used herein, the term "Net Intercompany Debt" shall mean (i) all intercompany liabilities of the Company to Seller or its subsidiaries in the Intercompany Account less (ii) the sum of all intercompany receivables due to the Company from Seller or its subsidiaries in the Intercompany Account.

                  1.4 STOCK AND ASSET PURCHASE PRICE ALLOCATION. The Stock and Asset Purchase Price represents the amount agreed upon by the parties to be the aggregate value of the Stock and the Assets, and shall be allocated between the Stock and the Assets, in accordance with the allocation schedule attached as
Schedule 1.4. Each of the parties shall report the purchase and sale of the Stock and the Assets, including, without limitation, in all Federal, foreign, state, local and other tax returns and reports prepared and filed by or for either of Seller and Buyer, in accordance with basis of the allocation described in this Section 1.4.

                                   ARTICLE II

                                     CLOSING

                  2.1 TIME AND PLACE. Unless this Agreement shall have been terminated or the transactions herein contemplated shall have been abandoned, each pursuant to Section 9.1, the closing with respect to the purchase and sale of the Stock and the Assets (the "Closing") shall take place, subject to the provisions of Article V, at the offices of Jones, Day, Reavis & Pogue, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, at 10:00 a.m. on May 31, 1997 (or as soon as practicable thereafter as all the conditions to the Closing set forth in Article V are satisfied or waived) or such other place, time and date as the parties may agree. The actual date of the Closing is herein referred to as the "Closing Date."

                  2.2 DELIVERIES BY SELLER. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver, and shall cause the Affiliates, as applicable, to deliver to Buyer:

                  (a) certificates representing the stock of ROP, duly endorsed, or accompanied by stock powers duly executed, with signatures guaranteed, with all necessary stock transfer stamps attached thereto and cancelled;

                  (b) such deeds, bills of sale, assignment agreements and/or other instruments of transfer and assignment, in form and substance reasonably acceptable to Buyer, duly executed and in valid form effective to transfer the Assets and Assumed Liabilities in accordance with the terms of this Agreement to Buyer or such of its subsidiaries as Buyer may designate;

                  (c) a duly executed copy of each of the Ancillary Agreements (as defined in Section 5.2(f));

                  (d) such instruments of assignment and other documents, in form and substance reasonably acceptable to Buyer, duly executed and in valid form effective to convey to Buyer or such of its subsidiaries as Buyer may designate all title and interest of Seller, any Affiliate or their subsidiaries (other than ROP and the ROP Subsidiaries) in the Intellectual Property; and

                  (e) the other documents to be delivered pursuant to
         Section 5.2.

                  2.3 DELIVERIES BY BUYER. At the Closing, upon the terms and subject to the conditions of this Agreement, Buyer shall deliver to Seller:

                  (a) the Stock and Asset Purchase Price, in immediately available funds by wire transfer to an account designated by Seller prior to the Closing;

                  (b) such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller, duly executed and in valid form, as may be necessary for Buyer and/or one or more of its subsidiaries to assume the Assumed Liabilities in accordance with the terms of this Agreement;

                  (c) a duly executed copy of each of the Ancillary Agreements; and

                  (d) the certificates and other documents to be delivered pursuant to Section 5.3 hereof.

                  2.4 NONASSIGNABILITY OF ASSETS. Notwithstanding anything to the contrary contained in this Agreement, but without affecting the conditions precedent set forth in Sections 5.1(a), 5.1(c), 5.2(d) and 5.2(e) hereof, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any Asset is prohibited by any applicable law or would require any governmental or third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery thereof. Following the Closing, the parties shall use reasonable efforts and cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such Asset. Once authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of an Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained or made, Seller shall or shall cause an Affiliate to, assign, transfer, convey and deliver such Asset to Buyer at no additional cost. To the extent that any such Asset cannot be transferred or the full benefits of use of any such Asset cannot be provided to Buyer following the Closing pursuant to this Section 2.4, then Buyer and Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the parties the economic (taking into account tax costs and benefits) and operational equivalent of obtaining such authorization, approval, consent or waiver, and the performance by Buyer of the obligations thereunder.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  3.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants on behalf of itself and, as applicable, the Affiliates, to Buyer as follows:

                  (a) DUE ORGANIZATION OF ROP AND THE ROP SUBSIDIARIES. Each of ROP and the ROP Subsidiaries is a corporation duly organized, validly existing and in good standing, to the extent that the concept of good standing exists in the relevant jurisdiction, under the laws of the jurisdiction of its organization. Each of ROP and the ROP Subsidiaries (i) has the requisite power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and (ii) to the extent that the concept of good standing exists in the relevant jurisdiction, is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned, leased or operated by it or the conduct of its business requires it to be so qualified, except, in each case, where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect. For purposes of this Agreement, the phrase "Material Adverse Effect" means, with respect to Seller, the Affiliates or the Office Products Business, a material adverse effect on (X) the results of operations, business, assets, liabilities or financial condition of the Office Products Business taken as a whole or (Y) the ability of Seller and/or the Affiliates to perform their respective obligations hereunder or under the Ancillary Agreements and, with respect to the Buyer and its subsidiaries, to perform their respective obligations hereunder or under the Ancillary Agreements and to conduct the Office Products Business as presently conducted. Complete and correct copies of the respective constituent documents of each of ROP and the ROP Subsidiaries, each as amended to date, have been furnished to Buyer.

                  (b) DUE ORGANIZATION AND POWER OF SELLER AND THE AFFILIATES. Each of Seller and each Affiliate is a corporation duly organized, validly existing and in good standing to the extent that the concept of good standing exists in the relevant jurisdiction under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements (as defined in Section 5.2(f) and together with this Agreement, the "Transaction Agreements") to which it is a party and to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder.

                  (c) AUTHORIZATION AND VALIDITY OF AGREEMENTS. The execution, delivery and performance, as applicable, by each of Seller and each Affiliate of the Transaction Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other corporate action on its part is necessary for the execution, delivery and performance by it of the Transaction Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and at the Closing each of the Ancillary Agreements will be, duly executed and delivered by Seller or an Affiliate, as applicable, and this Agreement is, and at the Closing each of the Ancillary Agreements will be, the legal, valid and binding obligation of Seller or such Affiliate, as applicable, enforceable against Seller, or such Affiliate, as applicable, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws, domestic or foreign, relating to or affecting creditors' rights generally and by general equity principles.

                  (d) GOOD TITLE. Upon consummation of the transactions contemplated hereby at the Closing, Seller or the Affiliates shall deliver or shall cause to be delivered to Buyer or one or more subsidiaries of Buyer, as applicable, good and marketable title to the Stock and good, marketable and, in the case of the Owned Real Property (as that term is defined in Section 3.1(j)), insurable title to the Assets, free and clear of any liens, charges, security interests, restrictions or other legal or equitable encumbrances ("Liens"), except (i) liens set forth on Schedule 3.1(d), (ii) Liens that are publicly disclosed or do not affect the use thereof in any material respect, (iii) statutory Liens securing payments not yet due and payable or due but not yet delinquent, (iv) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business and which are not in dispute or do not relate to past due amounts, and
(v) original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business (collectively, "Permitted Liens").

                  (e) CAPITALIZATION OF ROP. Schedule 3.1(e) sets forth for ROP the authorized capital stock and the number of shares of outstanding capital stock. All of the outstanding shares of capital stock and any other equity interests of ROP have been validly issued, are fully paid and nonassessable, and are owned by Seller free and clear of all Liens. There are no outstanding options, warrants or rights to subscribe for, securities or rights convertible into or exchangeable for, or other contracts or commitments by which ROP is or may be required to issue, sell, transfer or otherwise dispose of (collectively, "Equity Rights") additional shares of ROP capital stock, subscription obligations, conversion rights or other rights of any kind relating to the sale, issuance or voting of any shares of capital stock of any class of, or other ownership interests in, ROP or any securities convertible into or evidencing the right to purchase any shares of capital stock of any class of, or other ownership interests in, ROP. There are no contracts, commitments, understandings or arrangements by which Seller or ROP is or may be obligated to transfer any shares of the capital stock of ROP.

                  (f) ROP SUBSIDIARIES. (i) Exhibit A lists any corporation or other legal entity of which ROP controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body, all of which are ROP Subsidiaries. All of the outstanding shares of capital stock of each such ROP Subsidiary are owned by ROP either directly or indirectly through another ROP Subsidiary. No equity securities of any ROP Subsidiary may be required to be issued by reason of any Equity Rights for shares of the capital stock of any ROP Subsidiary. There are no contracts, commitments, understandings or arrangements by which Seller, ROP or any ROP Subsidiary is or may be obligated to transfer any shares of the capital stock of any ROP Subsidiary. All of the shares of capital stock of each ROP Subsidiary held by ROP or any ROP Subsidiary have been validly issued, are fully paid and nonassessable and are owned by ROP or such ROP Subsidiary free and clear of any Lien.

                  (ii) Except for interests in the ROP Subsidiaries, ROP does not own, directly or indirectly, any interest or investment (whether equity or debt) in, participate in the management of or share in the profits or losses, however determined, of any corporation, partnership, joint venture, business, trust or other entity.

                  (g) NO CONFLICT. The execution, delivery and performance by each of Seller and each Affiliate of the Transaction Agreements to which it is a party, the consummation by each of Seller and each Affiliate of the transactions contemplated hereby and thereby and the compliance by each of Seller and each Affiliate with its respective obligations pursuant to the Transaction Agreements to which it is a party, do not and will not, (i) to the actual knowledge after reasonable investigation of the individuals listed on Schedule 3.1(g)(i) ("Seller's Knowledge") violate any provision of Federal, state, local or foreign law, rule, regulation, order, injunction, judgment or decree applicable to Seller or the Affiliates (in each case, in relation to the Office Products Business) or ROP or the ROP Subsidiaries or to which their respective properties or the Office Products Business are subject; (ii) except as set forth on
Schedule 3.1(g), require any consent or approval of, or filing with or notice to, any governmental or regulatory authority under any provision of Federal, state, local or foreign law applicable to Seller, the Affiliates, ROP or the ROP

Subsidiaries; (iii) violate any provision of the certificate or articles of incorporation or regulations or other constituent documents of Seller, the Affiliates, ROP or the ROP Subsidiaries; or (iv) except as set forth on Schedule 3.1(g), require any consent, approval or notice under, or result in the breach, lapse, cancellation or termination of, or constitute a default under, or result in the acceleration of any right or obligation of or the performance by Seller, the Affiliates, ROP or the ROP Subsidiaries under any note, bond, mortgage, indenture, deed of trust, lease, license, loan or credit agreement, or other instrument or agreement to which Seller, ROP, the ROP Subsidiaries or the Affiliates is a party or by which any of them, or any of their assets, are bound or encumbered or result in the creation of any Lien on any of the Assets or the Stock, except, in the case of clauses (i), (ii) and (iv), for such violations, consents, approvals, notices, breaches, lapses, cancellations, terminations, defaults or accelerations that could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

                  (h) FINANCIAL STATEMENTS; FINANCIAL RESULTS. Seller has previously delivered to Buyer (i) unaudited balance sheets of the Office Products Business as at December 31, 1994, 1995 and 1996 and unaudited consolidated statements of income of the Office Products Business for the respective fiscal years then ended, (ii) unaudited consolidated balance sheet of the North American operations of ROP as at March 31, 1997 and unaudited consolidated statements of income of the North American operations of ROP for the three-month period ended March 31, 1997 (the "Financial Statements"), and (iii) unaudited consolidated balance sheets of the Office Products Business as at December 31, 1996 and the North American operations of ROP as at March 31, 1997, each on a proforma basis after giving effect to the elimination of the Intercompany Accounts pursuant to the provisions of Section 1.3(b). The Financial Statements fairly present in all material respects the financial condition and results of operations of the Office Products Business (or in the case of the Financial Statements referred to in clause (ii) above, ROP) as of the dates thereof or for the periods then ended, as the case may be, and were prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP") consistently applied throughout the periods involved, except as described on Schedule 3.1(h) (except that the Financial Statements do not contain footnote disclosures required by GAAP, and except that the Financial Statements referred to in clause (ii) above are subject to normal year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect)).

                  (i) TAX MATTERS. (i) Each of ROP and the ROP Subsidiaries have filed all material federal, state, local and foreign tax returns ("Tax Returns"), including information returns, required to be filed by it, and paid or made adequate provision for the payment of all Taxes shown on such returns to be owed by it. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, value-added, alternative or add-on minimum, environmental, gross receipts, sales, use, goods and services, ad valorem, transfer, capital stock, franchise, profits, license, withholding, payroll, single business, employment, excise, stamp, occupation, property, unemployment or other taxes, customs, duties, and any installments with respect thereto, together with any interest penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

                  (ii) Buyer has been given access to complete and correct copies of all Tax Returns and all amendments or modifications thereto filed or caused to be filed by each of ROP and the ROP Subsidiaries for the period beginning January 1, 1994, up to and including the quarter ended December 31, 1996. Each such return reflects accurately all liability for Taxes for the period covered thereby and is complete and correct in all respects.

                  (iii) Except as set forth on Schedule 3.1(i)(iii), each of ROP and the ROP Subsidiaries have established adequate reserves on the Financial Statements for payment for Taxes by the Company relating to periods (or portions thereof) for which a return was required to be filed, for Taxes that are not then due or payable and have or will establish adequate reserves for Taxes relating to subsequent periods through the Closing.

                  (iv) Except as set forth on Schedule 3.1(i)(iv), none of ROP and the ROP Subsidiaries is a party to any pending action or proceeding, nor, to Seller's Knowledge, is any such action or proceeding threatened, by the Internal Revenue Service or any state, local or foreign governmental authority for the assessment or collection of Taxes (including interest or penalties thereon). For all years not closed by the relevant statute of limitations, neither ROP nor any of the ROP Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return other than a group the common parent of which is Seller.

                  (v) Except as indicated on Schedule 3.1(i)(v), no waivers of statute of limitations with respect to ROP and the ROP Subsidiaries have been given to or requested in writing by any governmental authority.

                  (vi) Seller is not a "foreign person" within the meaning of
         Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code").

                  (j) TITLE TO REAL AND PERSONAL PROPERTIES; LIENS AND ENCUMBRANCES; NO OTHER INTERESTS. Schedule 3.1(j) sets forth a list of all of the real property which is owned by ROP or the ROP Subsidiaries (the "Owned
Real Property"), and all real property which is leased by Seller, ROP, any ROP Subsidiary or any Affiliate, and, in the case of Seller or any Affiliate, is leased in connection with the Office Products Business (the "Leased Real Property"). The Company or the Affiliates (in the case of the Assets) has good, marketable and, in the case of Owned Real Property, insurable title to, or a valid leasehold interest in, all of the material properties, including all Owned Real Property and Leased Real Property, and assets, tangible or intangible, reflected in the balance sheet at December 31, 1996 included in the Financial Statements, free and clear of all Liens, except for Permitted Liens. To Seller's Knowledge, there are no appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property and none are threatened. Except as set forth on Schedule 3.1(j), the improvements and building systems comprising each of the Owned Real Property sites identified on Schedule 3.1(j) are in a condition suitable for their intended use, and there are no material defects in the structural components comprising each such site or in any building or mechanical systems located hereon or therein. All leased buildings and all leased fixtures, equipment and other property and assets, including, without limitation, all Leased Property that are material to the Office Products Business on a consolidated basis are held under leases or subleases that are valid instruments enforceable in accordance with their respective terms, except where the failure to be enforceable, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (k) OFFICE PRODUCTS BUSINESS CONTRACTS. Schedule 3.1(k) sets forth, as of the date hereof, each contract, maintenance and service agreement, purchase order, plan, understanding, commitment and arrangement, written or oral, that (i) relates to the Office Products Business and is being transferred to Buyer, and (ii) to which any of Seller, ROP, any

ROP Subsidiary or the Affiliates is a party or by which any of them or their assets are bound, including, without limitation, each purchase commitment for raw materials, goods and other services, advertising and promotional agreement, lease, license, shipping agreement, agreement with a third-party molder, and agreement with a finished goods supplier, collective bargaining agreement and Works Council agreement which (A) requires any party thereto to pay an amount (whether in a lump sum or in a series of installments) in excess of $200,000 annually, (B) provides for a surety, cosigner, endorser, guaranty or indemnity by ROP or any ROP Subsidiary or any Affiliate of any obligation or liability in excess of $200,000, contingent or otherwise, (C) has a stated term in excess of one year, requires any party thereto to pay an amount (whether in a lump sum or in a series of installments) in excess of $50,000 annually, and may not be terminated by any party thereto upon less than three months' notice, (D) requires the disclosure to a third party of any trade secret relating to the Office Products Business, (E) restricts the kinds of businesses which may be conducted by ROP, any ROP Subsidiary or any Affiliate or the geographical area in which it may be conducted, (F) currency exchange contracts, (G) contracts for borrowed money, or (H) is otherwise material to the conduct of the Office Products Business and is being transferred to Buyer (each, an "Office Products Business Contract"). Each Office Products Business Contract is in full force and effect and is a legal and valid contract or agreement, binding on ROP, such ROP Subsidiary or such Affiliate, and to Seller's Knowledge, each other party thereto, except where the failure to be legal, valid and binding could not reasonably be expected to have a Material Adverse Effect, and there is no default or breach (or, to Seller's Knowledge, any event that, with the giving of notice or lapse of time or both would result in a default or breach) by ROP, the ROP Subsidiaries or the Affiliates, or, to Seller's Knowledge, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. In each instance where any Office Products Business Contract contains any provisions which impose minimum levels of manufactured units to be purchased, machine hours to be utilized or such other minimum obligation with respect to ROP, any ROP Subsidiary or any Affiliate and the result of failing to meet such minimum level would be materially adverse (monetarily or otherwise) to ROP, any ROP Subsidiary or any Affiliate, such minimum levels are currently being satisfied for each annual or other relevant measurement period, and no payment, penalty or other adverse consequence is currently being imposed or paid or threatened to be imposed as a result of failing to meet any such minimum requirement. Except as listed on Schedule 3.1(k), none of ROP, any ROP Subsidiary or any Affiliate in respect of the Office Products Business is in receipt of any current claim in writing that the Company or any Affiliate is not the holder of title to any molds, tools, heads, plates, or equipment owned by the Company or any Affiliate and in the possession (pursuant to lease, bailment or otherwise) of any third party.

                  (l) LEGAL PROCEEDINGS. Schedule 3.1(l) lists all actions, suits or proceedings instituted or pending, or to Seller's Knowledge, threatened, against Seller, ROP, the ROP Subsidiaries or the Affiliates relating to the Office Products Business as of the date of this Agreement. None of the legal proceedings set forth on Schedule 3.1(l), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. All workers compensation claims listed on Schedule 3.1(l) have been submitted to Seller's insurance carrier. None of ROP, the ROP Subsidiaries or the Affiliates is subject to any judgment, order, writ, injunction or decree that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  (m)  GOVERNMENT LICENSES, PERMITS AND RELATED APPROVALS.
Schedule 3.1(m) lists each license, permit, consent, approval, authorization, qualification and order of any governmental or regulatory authority or organization required to permit Seller, ROP, the ROP Subsidiaries or the Affiliates to conduct the Office Products Business as presently conducted. Each such license, permit, consent, approval, authorization, qualification and order is valid and in full force and effect and will not be invalidated or otherwise materially affected by the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

                  (n) CONDUCT OF OFFICE PRODUCTS BUSINESS IN COMPLIANCE WITH REGULATORY REQUIREMENTS. Each of Seller, ROP, the ROP Subsidiaries and the Affiliates is in compliance with each law, regulation, rule, ordinance, order, judgment, decree and code promulgated or rendered by any federal, state, local or foreign governmental or regulatory authority or organization, in the case of Seller or the Affiliates, applicable to the operation or conduct of, or ownership of the property relating to, the Office Products Business, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. None of Seller, ROP, the ROP Subsidiaries and the Affiliates is aware of any material changes which would be required in connection with its manufacturing or distribution processes, properties or procedures to comply in all material respects with such laws, regulations, rules, ordinances, orders, judgments, decrees and codes.

                  (o) LABOR MATTERS. Except as set forth in Schedule 3.1(o), none of ROP, the ROP Subsidiaries or the Affiliates is a party to, and no employment agreements or other agreements affecting Transferred Employees to which any of Seller, ROP, the ROP Subsidiaries or the Affiliates is a party are subject to, any collective bargaining agreement, Works Council agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Office Products Business and there is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in effect or otherwise affecting any of Seller and the Affiliates, each with respect to the Office Products Business, or ROP and the ROP
Subsidiaries.

                  (p) INTELLECTUAL PROPERTY. Schedule 3.1(p) sets forth a correct and complete list of the following owned by Seller, its subsidiaries, the Affiliates (in each case, principally relating to the Office Products Business), ROP or the ROP Subsidiaries: all letters patent, patent applications, trademark and service mark registrations and applications therefor, all other material trade names, brand names, trade marks and service marks, and all copyright registrations and applications therefor (collectively, the "Intellectual Property"). Schedule 3.1(p) also sets forth all material agreements and licenses with respect to any Affiliate Intellectual Property and Intellectual Property. Except as set forth on Schedule 3.1(p), ROP, the ROP Subsidiaries or the Affiliates owns or has, to Seller's Knowledge, a binding, enforceable right to use the Intellectual Property, is the owner of record of any application, registration or grant for each item of Intellectual Property, and with respect to material non-U.S. registrations or applications, is the owner of record of any application, registration or grant for each item of Intellectual Property and has properly executed and recorded all documents necessary to perfect its title to such Intellectual Property. Except as set forth on Schedule 3.1(p), to Seller's Knowledge, neither the conduct of the Office Products Business, nor any of the products sold or services provided by ROP, the ROP Subsidiaries or the Affiliates in connection therewith, infringes upon or is inconsistent with the intellectual property rights of any other person or entity. Except as set forth on Schedule 3.1(p), to Seller's Knowledge, no person or entity is currently infringing upon or taking any action [that conflicts] with the intellectual property rights of Seller or the Affiliates (in each case with respect to the Office Products Business) or ROP or the ROP Subsidiaries.

                  (q) EMPLOYEE BENEFIT PLANS. Set forth on Schedule 3.1(q) is a complete and correct list of (i) all "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Seller, the Company or any affiliate of either that provides benefits for employees of the Company or any other individual who could become a Transferred Employee (as defined in Section 7.1), and (ii) any severance or similar arrangement or employment contract or change in control or similar arrangement entered into by the Company with any such employee (each, a "Benefit Arrangement" and collectively, the "Benefit Arrangements"). Seller has provided Buyer with copies of all documents comprising the Benefit
Arrangements.

                  (r) BROKERS, FINDERS, ETC. Except for Goldman, Sachs & Co., whose fees are the sole responsibility of Seller, none of Seller, the Company or the Affiliates have entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of any of them to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the transactions contemplated hereby or by the Ancillary Agreements.

                  (s)  ENVIRONMENTAL MATTERS. (i) To Seller's Knowledge,
         Schedule 3.1(s)(i) contains a list of all required Environmental Permits (as defined below) (including the expiration date of each), all of which are presently valid and effective. To Seller's Knowledge, except as set forth in Schedule 3.1(s)(i),

                           (A) the Company and the Affiliates have obtained all Environmental Permits that are required for the ongoing operation of the Office Products Business; and

                           (B) neither the Company nor the Affiliates has
                  received any written notice alleging a violation of any such Environmental Permit, and no proceeding is pending to revoke any such Environmental Permit.

         (ii) To Seller's Knowledge, except as set forth on Schedule 3.1(s)(ii),

                           (A) the Company and the Affiliates are in compliance
                  with all applicable Environmental Laws (as defined below) in connection with the operation of the Office Products Business;

                           (B) neither the Company nor any Affiliate has
                  received written notice from any governmental authority, alleging a failure of the Company or any such Affiliate to comply with any applicable Environmental Law in connection with the operation of the Office Products Business and no proceeding alleging such a failure is pending;

                           (C) there have been no Releases (as defined below) of
                  Hazardous Substances (as defined below) on or from the real property owned by the Company or any Affiliate and used in connection with the operation of the Office Products Business except as in compliance with applicable Environmental Laws;

                           (D) Hazardous Substances have not at any time been
                  generated, disposed, used, treated, recycled or stored on the real property owned by the Company or any Affiliate and used in connection with the operation of the Office Products Business except as in substantial compliance with applicable Environmental Laws;

                           (E) there are no underground storage tanks located on
                  the real property owned by the Company or any Affiliate and used in connection with the operation of the Office Products Business;

                           (F) neither the Company nor any Affiliate has
                  received any written notice or written request for information alleging that the Company or any such Affiliate is or may be obligated to investigate or remediate Hazardous Substances at any site; and

                           (G) no lien in favor of any governmental authority
                  for any damages or other liability under applicable Environmental Law or for costs incurred in response to a Release of Hazardous Substances has been filed or attached to the real property owned by the

                  Company or any Affiliate and used in connection with the operation of the Office Products Business.

                   (iii) Seller has or has caused to be given to Buyer access to all records and files in its possession, including, without limitation, all reports, studies, analyses, tests or monitoring results, pertaining to the existence of Hazardous Substances or any other material concerns related to the real property owned by the Company or the Affiliates or concerning compliance with Environmental Law, in either case, in connection with the operation of the Office Products Business.

                  For purposes of this Agreement, "Environment" means air, surface water, groundwater, sediments, land surface, or land subsurface; "Environmental Statutes" means federal, state, local and foreign statutes and ordinances, and regulations promulgated thereunder, in effect prior to Closing and intended to provide protection for public health or the Environment, including, without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Emergency Planning and Community Right to Know Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act), the Toxic Substances Control Act, the Safe Drinking Water Act and other substantially similar state or foreign statutes and regulations, as amended from time to time; "Environmental Law" means Environmental Statutes, court and administrative orders and any common law (i) creating a cause of action for damage to person or property due to exposure to Hazardous Substances or (ii) governing the contamination, pollution or protection of public health or the Environment or allocating liabilities in respect thereof; "Hazardous Substance" means any hazardous material, hazardous substance, toxic substance or words of similar import regulated under any Environmental Statute; "Environmental Permits" means federal, state and local permits, licenses, and authorizations issued to the Company or an Affiliate under Environmental Law in connection with the operation of the Office Products Business; and "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing of a Hazardous Substance into the Environment, which (i) requires notification to a governmental authority under an Environmental Statute; or (ii) exceeds the reportable quantity for such substance established under an Environmental Statute.

                    (t) TRANSACTIONS WITH AFFILIATED PARTIES. (i) Except as set forth on Schedule 3.1(t)(i), no director, officer or management employee of Seller or any of its subsidiaries: (a) is a director, officer, stockholder or employee of, or consultant to or owns, directly or indirectly, any interest in, any competitor, franchisee, supplier or customer of the Office Products Business, or is in any way associated with or involved in the Office Products Business, other than in such capacity (X) as a director, officer, management employee or holder of securities of Seller or any of its subsidiaries or (Y) as a holder of securities that represent not more than a 1% interest in any publicly-held corporation; (b) owns, directly or indirectly, in whole or in part, any property, asset or right, tangible or intangible, which is associated with any property, asset or right owned by Seller or any of its subsidiaries in connection with the Office Products Business or which Seller presently is operating or using or the use of which is contemplated for the Office Products Business; (c) has filed any patent application which arises out of any of the operations of the Office Products Business or is capable of being used or availed of in connection therewith; or (d) has any contractual relationship with the Office Products Business other than contractual relationships relating to employment or employee benefits, and (ii) except as set forth in Schedule 3.1(t)(ii), neither ROP nor the ROP Subsidiaries have engaged in any transaction, other than the movement of monetary assets not in the ordinary course of business consistent with past practice with Seller or its subsidiaries (other than ROP and the ROP Subsidiaries) that was material to the Office Products Business as a whole or undertaken in consideration of the sale of the Office Products Business.

                  (u) ABSENCE OF CHANGES. Except as set forth in Schedule 3.1(u), since March 31, 1997, there has not been any event or circumstance that, individually or in the aggregate, has had or would have a Material Adverse Effect on the Office Products Business.

                  (v) NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Section 3.1, and in the Ancillary Agreements or in any other document or agreement delivered at the Closing in connection with this Agreement or any Ancillary Agreement, Seller makes no other express or implied warranty or representation in the Transaction Documents.

                  (w) SHARED TOOLS. Schedule 3.1(w) sets forth all of the Shared Tools. Neither ROP nor any of the ROP Subsidiaries own any of the Shared Tools.

                  (x) ENTIRETY. The Stock and the Assets, when taken together with the Ancillary Agreements, constitute all of the rights, assets, properties and arrangements necessary (other than the "Rubbermaid" brand name and "Rubbermaid" trademark) to conduct the Office Products Business as presently being conducted, and, other than the "Rubbermaid" brand name and "Rubbermaid" trademark, there are no other rights, assets, properties or arrangements necessary to conduct the Office Products Business as currently conducted.

                  (y) UNDISCLOSED LIABILITIES. To Seller's Knowledge, ROP and the ROP Subsidiaries and the Affiliates (with respect to the Office Products Business) do not have any Liabilities that are required to be reflected in a Balance Sheet which is prepared in accordance with GAAP but subject to the exceptions set forth in Schedule 3.1(h) except for: (i) Liabilities reflected or reserved against in the Balance Sheet as of March 31, 1997, included in the Financial Statements or disclosed in the notes thereto, (ii) Liabilities that have arisen in the ordinary course after March 31, 1997, (iii) Liabilities described in the Schedules.

                  (z) RECEIVABLES. Except as set forth in Schedule 3.1(z), all accounts, notes and other receivables and amounts owing to the Company, reflected on the balance sheets of the Office Products Business or the Company at December 31, 1996, or March 31, 1997, respectively, represent actual, bona fide obligations owing to the Company arising from arm's length sales in the ordinary course of business, are free of Liens and are carried at their net realizable value.

                  (aa) INVENTORY. All inventory of the Company (whether or not allocated to contracts in process), including without limitation raw materials, work in process and finished products, packaging, items purchased for distribution or resale and items which have been ordered or purchased by the Company, including inventory shown on the balance sheets of the Company or the Office Products Business dated December 31, 1996 and March 31, 1997 included in the Financial Statements, or acquired thereafter ("Inventory"), was acquired or manufactured in the ordinary course of business and is valued on the books of account and Financial Statements at the lower of cost (on a last-in, first-out ("LIFO") basis) or market (net realizable value on an item-by-item basis by S.K.U. number in sales in the ordinary course of business) in which the standard cost less reserves is not greater than individual market value (sales price less direct selling and direct distribution costs), in accordance with GAAP, and such balance sheets contain all inventory reserves that are appropriate in accordance with GAAP and the historical inventory valuation policies of the Company.

                  (bb) CONDUCT OF THE OFFICE PRODUCTS BUSINESS. Except as set forth on Schedule 3.1(bb) none of Seller or any of its subsidiaries (other than ROP, the ROP subsidiaries and the Affiliates) engage in any Non-Compete Activities (as defined in Section 4.12) with respect to products that are identical or substantially similar in specifications to products currently manufactured, distributed or sold by the Office Products Business.

                  (cc) INSURANCE. Schedule 3.1(cc) sets forth a correct and complete list, as of the date hereof, of all casualty, general liability and other insurance policies maintained by Seller on behalf of the Company (collectively, the "Insurance Policies").

                  (dd) PRODUCT LIABILITY. To Seller's Knowledge, in connection with the conduct of the Office Products Business, there are no design defects or series of manufacturing defects with respect to the products of the Office Products Business which could reasonably be expected to have a Material Adverse Effect.

                  (ee) CUSTOMERS AND SUPPLIERS. Seller has delivered a list of the ten largest customers and a list of the ten largest suppliers (measured by dollar volume) of the Office Products Business during the last fiscal year ("Major Customers" and "Major Suppliers," respectively) and the amount of business done with each such supplier or customer. No Major Customer or Major Supplier is currently threatening in writing any material adverse change in its business relationship with the Office Products
Business.

                  (ff) COPIES OF DOCUMENTS. Copies of any documents listed or described in any Schedule (other than Schedules 3.1(cc) or 3.1(ff)) have been delivered to Buyer or Buyer has been provided access to such documents. All such documents are complete and correct copies, and there are not amendments or modifications thereto, except as specifically noted in the particular Schedule where such document is referenced.

                  (gg) MARYVILLE, TENNESSEE CONSTRUCTION CONTRACT. Seller and ROP are in compliance with all of the terms of the Maryville, Tennessee Construction Contract between ROP and Joseph Construction Co., Inc.

                  3.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants on behalf of itself and, as applicable, its subsidiaries and affiliates, to Seller as follows:

                  (a) DUE ORGANIZATION AND POWER. Each of Buyer and its affiliates and subsidiaries that is a party to an Ancillary Agreement is a corporation duly organized, validly existing and in good standing to the extent that the concept of good standing exists in the relevant jurisdiction, under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and perform its obligations thereunder.

                  (b) AUTHORIZATION AND VALIDITY OF AGREEMENTS. The execution, delivery and performance by each of Buyer and any affiliate or subsidiary of Buyer that is a party to an Ancillary

Agreement of the Transaction Agreements to which it is a party, and the consummation by it of the applicable transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and shareholder action, and no other corporate action on its part is necessary for the execution, delivery and performance by it of the Transaction Agreements to which it is a party and the consummation by it of the applicable transactions contemplated hereby and thereby. This Agreement has been, and at the Closing the Ancillary Agreements will be, duly executed and delivered by Buyer or an affiliate or subsidiary of Buyer, as applicable, and this Agreement is, and at the Closing the Ancillary Agreements will be, the legal, valid and binding obligation of Buyer or an affiliate or subsidiary of Buyer, as applicable, enforceable against Buyer or such affiliate in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles.

                  (c) NO CONFLICT. Except as set forth in Schedule 3.2(c), the execution, delivery and performance by each of Buyer and its affiliates and subsidiaries that is a party to an Ancillary Agreement of the Transaction Agreements to which it is a party and the consummation by the Buyer or its affiliates or subsidiaries, as applicable, of the transactions contemplated thereby does not and will not (i) to the actual knowledge after reasonable investigation of the officers of Buyer set forth in Schedule 3.2(c)(i)
("Buyer's Knowledge"), violate any provision of Federal, state, local or foreign law, rule, regulation, order, injunction, judgment or decree applicable to Buyer or any of its affiliates and subsidiaries or to which their respective properties are subject; (ii) except as set forth on
Schedule 3.2(c) and Section 5.2(e), require any consent or approval of, or filing with or notice to, any governmental or regulatory authority under any provision of Federal, state, local and foreign law applicable to Buyer or any of its affiliates or subsidiaries); (iii) violate any provision of the certificate or articles of incorporation or by-laws or other constituent documents of Buyer or any of its affiliates or subsidiaries; or (iv) require any consent, approval or notice under, or result in the breach, lapse, cancellation or termination of, or constitute a default under, or result in the acceleration of, any right or obligation of or the performance by Buyer or any of its affiliates or subsidiaries under, any indenture, lease, franchise, agreement, or other instrument to which Buyer or any of its affiliates or subsidiaries is a party or by which any of them or their assets, are bound or encumbered, or result in the creation of any Lien, except, in the case of clauses (i), (ii) and (iv), for such violations, consents, approvals, notices, breaches, lapses, cancellations, terminations, defaults or accelerations that could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

                  (d) BROKERS, FINDERS, ETC. Except for Robert W. Baird & Co. Incorporated, whose fees are the sole responsibility of Buyer, none of Buyer, its affiliates or subsidiaries have entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of any of them to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the transactions contemplated hereby or by the Ancillary Agreements.

                  (e) FINANCIAL CAPACITY. Buyer has sufficient cash on hand, or available under a committed credit facility or line of credit with unutilized capacity, in the aggregate amount of not less than the Stock and Asset Purchase Price, which cash on hand or available as described above will be available at the Closing to pay the Stock and Asset Purchase Price.

                  (f) BUYER'S SIGNAGE BUSINESS. Schedule 3.2(f) lists the product categories of Buyer which Buyer believes as of the date hereof may be directly competitive with the business conducted and sold by ROP and Seller pursuant to the Asset Purchase Agreement, dated November, 1994, by and among Quartet Manufacturing Company, Seller and ROP (the "Quartet Agreement").

                                   ARTICLE IV

                                    COVENANTS

                  4.1 ACCESS TO INFORMATION CONCERNING PROPERTIES AND RECORDS; CONFIDENTIALITY. (a) ACCESS. For the sole purpose of confirming the accuracy of the representations and warranties of Seller contained in Section 3.1, during the period commencing on the date hereof and ending on the Closing Date, Seller shall cause the Company and the Affiliates to, upon reasonable notice, afford to Buyer, its counsel, accountants and other authorized representatives such access, during normal business hours, to the facilities, properties, books, records, tax returns, documents, personnel and auditors of the Office Products Business, as Buyer shall reasonably request. Seller shall cause the Company and the Affiliates and their respective officers, employees, accountants and other agents to furnish to Buyer such additional financial and operating data and information relating to the Office Products Business as Buyer may from time to time reasonably request. If this Agreement is terminated pursuant to Section 9.1 prior to the Closing Date, Buyer shall return to Seller all copies held by Buyer or its representatives of such books, records, tax returns and documents and results of such inspections, assessments, audits and tests. Buyer agrees that it will continue to treat all information so obtained from Seller as "Information" under the Confidentiality Agreement, dated as of March 4, 1997, between Seller and Buyer, and will continue to honor its obligations thereunder with respect to such Information and pursuant to Sections 6(a), 6(b) and 6(d) of the Confidentiality Agreement; PROVIDED, HOWEVER, that if this Agreement is terminated pursuant to Article IX, the provisions of the Confidentiality Agreement (other than Section 6(c)) shall remain in full force and effect.

                  (b) SUBSEQUENT ACCESS FOR SELLER. Following the Closing, Buyer shall provide Seller and its representatives reasonable access to personnel and records of Buyer relating to the Office Products Business to the extent Seller reasonably requests such access.

                  (c) SUBSEQUENT ACCESS FOR BUYER. For a period of five years following the Closing, (i) Seller shall provide, and shall cause the Affiliates to provide, to Buyer and its representatives reasonable access to the personnel and records of Seller related to the Office Products Business and of the Affiliates relating to the Office Products Business, and not included in the Assets, in each case to the extent Buyer reasonably requests such access and
(ii) neither Seller nor the Affiliates shall dispose of or destroy any of the books and records related to the Office Products Business and not included in the Assets, without first offering to turn over possession thereof to Buyer by written notice to Buyer at least ninety days prior to the proposed date of such disposition or destruction.

                  4.2 CONDUCT OF THE OFFICE PRODUCTS BUSINESS PRIOR TO THE CLOSING DATE. Seller agrees that, except as provided in or permitted or contemplated by this Agreement or either of the Ancillary Agreements or with the prior written consent of Buyer (which consent shall not be unreasonably withheld) or set forth on Schedule 4.2, during the period commencing on the date hereof and ending at the Closing Date, none of ROP or the ROP Subsidiaries shall take any of the following actions, and none of Seller or any of its subsidiaries (other than the Company) or any of the Affiliates shall take any of the following actions with respect to the Office Products Business or its employees:

                  (a) ORDINARY COURSE. Conduct the Office Products Business other than in the ordinary course of business consistent with past practice;

                  (b) CHANGES IN COMPENSATION. Grant any increase in compensation or benefits to employees of the Office Products Business or to the directors or officers of the Office Products Business, except in the ordinary course consistent with past practice or as required by law; pay any bonus compensation to employees of the Office Products Business except in the ordinary course consistent with past practice and in accordance with the provisions of any applicable program or plan that is described on Schedule 4.2; enter into or amend the terms of any severance agreements with its officers; or effect any change in retirement benefits for any Transferred Employees or officers (unless such change is required by applicable law), PROVIDED, HOWEVER, that nothing in this subsection (b) shall prevent the payment or other performance of any award or grant made prior to the date hereof and disclosed in the Schedules or pursuant to this Agreement;

                  (c) ASSETS. Cancel or waive any claims or rights of value or sell, lease, distribute or otherwise dispose of any of its assets, or acquire any assets, in each case except in the ordinary course of business consistent with past practice;

                  (d) CAPITAL STOCK. Authorize for issuance, issue, sell or deliver (i) any additional shares of capital stock of any class or series, any securities having the right to vote or any equity equivalents (including phantom stock and stock appreciation rights), (ii) any securities convertible into or exchangeable for shares of capital stock, voting securities or equity equivalents (iii) any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity equivalents of ROP or any ROP Subsidiary;

                  (e) DIVIDENDS. ROP will not declare or pay any dividend, other than to effect the cancellation or elimination of intercompany obligations as provided in Section 1.3;

                  (f) CAPITAL EXPENDITURES. Authorize or commit to, or make capital expenditures not approved in writing or budgeted by the Company on the date of this Agreement, which in the aggregate exceed $25,000 (not including normal cost overruns for existing or budgeted projects);

                  (g) LIENS. Mortgage or otherwise encumber or subject to any Lien any properties, assets owned by ROP or an ROP Subsidiary or any Assets, except for such of the foregoing as are in the normal course of business and consistent with past practice;

                  (h) ACCOUNTING PRACTICES. Make any change to the accounting (including tax accounting) methods, principles or practices of the Office Products Business, except as may be required by changes in GAAP or as otherwise contemplated by this Agreement;

                  (i) CONSTITUENT DOCUMENTS. Make any amendment to its articles of incorporation or by-laws or equivalent organizational documents;

                  (j) INVENTORY. Account for inventory in any manner other than the ordinary course of business and consistent with past practice, or (ii) write down the value of any inventory other than in immaterial amounts or in the ordinary course of business and consistent with past practice, or (iii) permit levels of inventory to fall below reasonably expected requirements;

                  (k) RECEIVABLES. (i) Account for, manage or treat receivables in any manner other than the ordinary course of business and consistent with past practice, or (ii) except in the ordinary course of business and consistent with past practice, sell, transfer or otherwise dispose of any receivables, or
(iii) accelerate the collection of receivables;

                  (l) INTELLECTUAL PROPERTY. Except as disclosed on Schedule 4.2(l), dispose of or permit to lapse any rights to or for the use of any Intellectual Property or Affiliate Intellectual Property or disclose to any person not an employee or otherwise dispose of any Intellectual Property or Affiliate Intellectual Property or trade secret, process, know-how or other confidential or proprietary information not heretofore a matter of public knowledge except pursuant to judicial or administrative process;

                  (m) ACQUISITIONS. Acquire by merger or consolidation with or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof of or otherwise acquire any material assets, or enter into any partnership, joint venture or similar arrangement;

                  (n) BORROWINGS. Borrow any funds or incur or assume, directly or indirectly (by way of guarantee or otherwise), any

Indebtedness, except in the ordinary course of business and consistent with past practice;

                  (o) INTERCOMPANY PAYMENTS. Make any payment or transfer anything of value to or for the benefit of Seller or any of its subsidiaries or the Affiliates relating to the Office Products Business (other than ROP and the ROP Subsidiaries);

                  (p) INTERCOMPANY AGREEMENTS. Enter into any agreement with Seller or its subsidiaries or the Affiliates relating to the Office Products Business (other than ROP and the ROP Subsidiaries);

                  (q) ACCOUNTS PAYABLE. Change the account payable payment practices in such a way as to delay the payment of any account payable, except for accounts payable reasonably contested in the ordinary course of business; or

                  (r)  OTHER. Agree in writing to do any of the foregoing.

                  4.3 PRESERVATION OF BUSINESS. Seller will use its, and will cause the Company and the Affiliates to use their, reasonable efforts to preserve intact the business organization of the Office Products Business, to keep available the services of their present officers and key employees, and to preserve the good will of those having business relationships with the Office Products Business.

                  4.4 ANTITRUST LAWS. Subject to the terms and conditions herein provided, Seller and Buyer shall (a) promptly make their respective filings and thereafter make any other required submissions under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976 (the "HSR Act"); (b) use their reasonable best efforts to cooperate with each other in (i) determining which filings are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, governmental authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the parties shall take all such necessary action.

                  4.5 CASH MANAGEMENT. (a) The Company and the Affiliates shall continue to participate in the central cash management system of Seller (the "Cash Management System") in accordance with prior practice prior to the Closing Date and, in connection therewith, Seller shall be permitted to withdraw on a daily basis all cash of the Office Products Business.

                  (b) Effective at the opening of business on the Closing Date, Buyer shall be responsible for funding all disbursements of the Office Products Business, including the presentation for payment of previously outstanding checks drawn on the Company's or the Affiliates' (with respect to the Office Products Business) bank accounts without violation of Section 4.2. The bank accounts of the Office Products Business are set forth on Schedule 4.5(b) and will be assigned to the Buyer on the Closing Date.

                  (c) Effective as of the opening of business on the Closing Date, none of Seller, the Affiliates, nor any of their subsidiaries shall have any right to any funds in any lock box, depository or other similar bank account of the Office Products Business, other than funds identified as belonging to Seller or its subsidiaries relating to businesses other than the Office Products Business, which accounts are set forth on Schedule 4.5(c) and will be assigned to Buyer on the Closing Date. Buyer shall segregate any such funds and remit all such segregated funds to Seller on a timely basis.

                  4.6 INTERCOMPANY SERVICES AND PRODUCTS. Any intercompany services provided by Seller and its subsidiaries to the Company and the Affiliates shall terminate as of the Closing Date, except as set forth below, and all amounts (but without duplication of amounts included in accrued expenses) owing by the Company with respect to such services as of the close of business on the day preceding the Closing Date with respect to such services performed after April 30, 1997, shall be paid as soon as possible, but in no event later than 30 days after the Closing Date. Notwithstanding the foregoing, Seller or its subsidiaries shall provide transition services pursuant to the Transition Services Agreement and products pursuant to the Office Products

Supply Agreement to the Company on such terms and conditions and for such prices and duration as described in such agreements.

                  4.7 POST-CLOSING ACCOUNTING COOPERATION. Seller and Buyer agree that Seller and/or its independent auditors shall have reasonable access during normal business hours, provided such access shall not interfere with the normal operations of the Office Products Business, to the Business Records applicable to the period the Office Products Business was directly or indirectly owned by Seller and have the reasonable assistance and cooperation of the appropriate personnel of Buyer in the review of such books and records consistent with assistance and cooperation furnished during the period the Office Products Business was directly or indirectly owned by Seller.

                  4.8 WARN. Buyer shall not on, or at any time prior to 90 days after the Closing Date, effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any site of employment of the Company, in advance and without complying with the notice requirements and other provisions of WARN.

                  4.9 NON-SOLICITATION OF EMPLOYEES. (a) If this Agreement is terminated, Buyer shall not, for a period of two years thereafter, without the prior written approval of Seller, directly or indirectly, solicit, encourage, entice or induce any person listed or described on Schedule 3.1(g)(i) who is an employee of any of the Seller, any Affiliate, ROP or any ROP Subsidiary at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with such company.

                  (b) For a period of two years after the Closing, without the prior written approval of Buyer, Seller and its subsidiaries shall not employ or directly or indirectly solicit, receive or accept the performance of services by any Transferred Employee; provided that Seller and its subsidiaries may employ any Transferred Employee whose employment has been subsequently terminated.

                  (c) Each of the parties agrees that any remedy at law for any breach by it of this Section 4.9 would be inadequate, and that the other party would be entitled to injunctive relief in such a case. If it is ever held that the restriction imposed by this Section 4.9 is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law and hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

                  4.10 SELLER'S NAME; ROP NAME. Except as otherwise provided in this Section 4.10 and in the Transition Services Agreement, no interest in or right to use the names "Rubbermaid" or "Rubbermaid Office Products" is being conveyed pursuant to this Agreement, and Buyer shall cause ROP and the ROP Subsidiaries whose corporate names include references to such names to change their names as of or promptly after the Closing Date to eliminate any such reference and remove or cover, within twelve months from the Closing Date, all such names that appear on signs, billboards, promotional or advertising literature, vehicles, telephone listings, labels, stationery, office forms and packaging materials in use by the Company on the Closing Date. Except as provided in this Agreement, neither Buyer nor its subsidiaries or affiliates shall use any trademark, trade name, brand name, trade dress or logo that is likely to cause confusion with any name used by or associated with Seller or its subsidiaries name, or be associated with Seller or its subsidiaries on or as of the Closing Date, after the end of the twelve-month period beginning on the Closing Date. This Agreement does not convey to Buyer or any of Buyer's subsidiaries or affiliates any interest in or right to use any patent, trademark, trade name, brand name, trade dress or logo that is not Intellectual Property, including other such rights owned by Seller and used in the continuing business of Seller or its subsidiaries following the Closing. Notwithstanding the foregoing, (a) ROP and the ROP Subsidiaries, Buyer, and the Buyer subsidiary or subsidiaries acquiring the Assets pursuant to this Agreement may continue to use the names "Rubbermaid" and "Rubbermaid Office Products" for a period not to exceed twelve months following the Closing Date on all signs, billboards, promotional and advertising literature, vehicles, telephone listings, labels, stationery, office forms and packaging materials in existence on the Closing Date, (b) ROP and the ROP subsidiaries and Buyer and the Buyer subsidiary or subsidiaries acquiring the Assets pursuant to this Agreement may continue to use the names "Rubbermaid" and "Rubbermaid Office Products" on all tools, plates and other manufacturing molds in existence on the Closing Date for two years following the Closing Date and may distribute the products manufactured therewith, and (c) ROP and the ROP Subsidiaries may continue thereafter to use any document or literature containing the names "Rubbermaid" or "Rubbermaid Office Products" so long as such names have been blacked out or otherwise covered. Effective as of or promptly after the Closing Date, Buyer shall cause the names of ROP and each of the ROP Subsidiaries to be changed, and such changed names shall not contain the terms "Rubbermaid" or "Rubbermaid Office Products," but may otherwise contain the words "office" and "products." After the Closing Date, Seller, its subsidiaries and the Affiliates shall not thereafter use the name "Rubbermaid Office Products" for any reason, including use such of name in connection with any subsidiary, division or other affiliated entity of Seller. If this Section 4.10 is breached or threatened to be breached, Buyer expressly consents that in addition to any other remedy Seller or the Affiliates may have, Seller or the Affiliates shall be entitled to apply for and receive injunctive relief in order to prevent the continuation of any existing breach or the occurrence of any threatened breach.

                  4.11 FURTHER ACTIONS. Subject to the terms and conditions of this Agreement, each of the parties hereto will use their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and shall use its commercially reasonable efforts to satisfy the conditions to the transactions contemplated hereby and to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities that are necessary or desirable in connection with the transactions contemplated by this Agreement.

                  4.12 COVENANT NOT TO COMPETE. (a) Buyer acknowledges that Seller and its subsidiaries (other than ROP and the ROP Subsidiaries) currently manufacture, distribute and sell certain products which are identical in specifications to products manufactured, distributed or sold by the Office Products Business. Seller, its subsidiaries and the Affiliates agree that Seller and its subsidiaries shall not, without the written approval of Buyer (X) market, advertise, distribute, promote or sell (collectively, "Non-Compete Activities") such identical products to the customers that the comparable products of the Office Products Business are sold to as of the Closing Date or
(y) engage in Non-Compete Activities with respect to such identical products to any customer not served by Seller on the Closing Date, in either case during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date. Buyer agrees that Buyer and its affiliates shall not, without the written approval of Seller, engage in any Non-Compete Activities with respect to such identical products to the customers that the comparable products of Seller and its subsidiaries (other than the Company and the Affiliates) are sold to as of the Closing Date, during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date. Seller agrees to deliver to Buyer prior to the Closing Date a list which shall set forth such customers of the Office Products Business and of Seller and its subsidiaries other than the Company and the Affiliates. Seller further agrees that it will not engage in Non-Compete Activities with respect to, and will not design or directly or indirectly produce or manufacture any products identical or similar to those currently manufactured, distributed or sold by the Office Products Business that are not currently manufactured, distributed or sold by Seller or its subsidiaries (other than ROP, the ROP Subsidiaries, the Affiliates and their subsidiaries) during the period beginning on the Closing Date and ending on the fourth anniversary of the Closing Date.

                  (b) If any provision contained in this Section 4.12 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be of a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Each party acknowledges that the other would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Each party agrees that the other shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to apply for an injunction enjoining and restraining Seller from doing or continuing to do any such act and any other violations or threatened violations of this Section 4.12.

                  4.13 TRANSFER TAXES. Buyer and Seller shall each pay one-half of the aggregate of all sales, use, stamp, documentary, filing, recording and other transfer taxes (other than any value-added taxes, which are recoverable by Buyer) incurred in connection with the transactions contemplated by this Agreement, whether such taxes are imposed on Buyer, Buyer's subsidiaries, Seller, or its subsidiaries.

                  4.14 NAME CHANGES. As of or promptly after the Closing Date, but in no event later than December 31, 1997, Seller shall cause each of its subsidiaries, if any, whose corporate names include the terms "Office Products," "Eldon," "Microcomputer

Accessories," "Microcomputer," "MCA" or any confusingly similar name, to change their names to eliminate any such reference.

                  4.15 ADDITIONAL FINANCIAL STATEMENTS. Seller shall furnish Buyer with unaudited financial statements for ROP that are prepared with respect to ROP for each full monthly period prior to the Closing Date and for subsequent quarterly periods, as soon as they become available. Seller shall prepare each of the additional financial statements on a basis consistent with the Financial Statements and in compliance with the representations and warranties set forth in Section 3.1(h) and subject to the exceptions described on Schedule 3.1(h).

                  4.16 INSURANCE. (a) To the extent that there are third-party insurance policies maintained by Seller or any of its subsidiaries other than ROP and the ROP Subsidiaries ("Seller's Insurance Policies") covering any loss, liability, damage, expense or other risk relating to the assets, businesses, operations, conduct, products or employees (including former employees) of the Office Products Business (all such losses, liabilities, claims, damages, expenses or risks regardless of the availability of insurance coverage, are herein referred to collectively as the "Office Products Business Liabilities") and relating to or arising out of occurrences prior to the Closing, Seller agrees to cooperate and cause its subsidiaries to cooperate with Buyer and its subsidiaries in submitting, and to submit and cause its subsidiaries to submit, claims after the Closing ("Claims") on behalf of Buyer or its subsidiaries under Seller's Insurance Policies with respect to such Office Products

Business Liabilities relating to or arising out of occurrences prior to the Closing.

                  (b) Seller shall take all action necessary to make available to Buyer the proceeds of Seller's Insurance Policies with respect to Office Products Business Liabilities relating to occurrences prior to Closing. Prior to the Closing, Seller shall provide evidence reasonably satisfactory to Buyer that Seller's Insurance Policies will be available to cover such occurrences. Seller shall not amend or cancel Seller's Insurance Policies in any manner that will adversely affect Buyer's right to make claims relating to such pre-closing Office Products Business Liabilities.

                  (c) All Claims made on behalf of Buyer shall be subject to applicable retention, deductible, coverage and other limitations contemplated by Seller's Insurance Policies.

                  4.17 NO SOLICITATION. From the date hereof and through the time earlier of the Closing or termination of this Agreement in accordance with
Section 9.1, Seller will not, nor will it authorize or permit any officer, director or employee of, or any investment banker or other representative or agent retained by it, to (a) directly or indirectly, solicit, initiate, encourage or participate in any way (including by way of furnishing information) in any discussions or negotiations with any person or entity (other than Buyer) concerning any merger, consolidation, sale of assets, sale of shares of capital stock or similar transactions relating to all or any portion of the Office Products Business (each, an "Acquisition Proposal"), (b) disclose, directly or indirectly, to any person or entity preparing to make an Acquisition Proposal any information concerning the Office Products Business, or
(c) enter into any understanding, agreement or commitment with any third party providing for a business combination involving, equity investment in, or sale of assets of the Office Products Business. Seller will promptly notify Buyer of any Acquisition Proposal and will promptly provide Buyer with such information regarding the Acquisition Proposal as Buyer may request.

                  4.18 INDEBTEDNESS. On or prior to the Closing, ROP shall, or shall cause its subsidiaries to, repay all principal and accrued interest in respect of Indebtedness of the Company.

                  4.19 COLLECTION OF RECEIVABLES. After the Closing, Buyer will have the right and authority to collect for its own account or the account of its subsidiaries (including the Company) all Receivables which are included in the Assets transferred and assigned to Buyer as provided herein, and Buyer and its subsidiaries will have the right to endorse with the name of any of the Affiliates any checks received on account of any such Receivable. Seller and the Affiliates agree that each will promptly transfer and deliver to Buyer any cash or other property which Seller or its Affiliates may receive in respect of such Receivables.

                  4.20 MAIL. (a) Seller and the Affiliates agree that Buyer and its subsidiaries will have the right and authority to open all mail and other communications received by the Office Products Business after the Closing, even if addressed to Seller or its Affiliates, for processing or for forwarding to Seller or its Affiliates, as appropriate.

                  (b) Buyer agrees that Seller and the Affiliates will have the right and authority to open all mail and other communications received by Seller or the Affiliates relating to the Office Products Business after the Closing, for processing or forwarding to Buyer, as appropriate.

                  4.21 NOTICE. (a) Prior to Closing, Seller will promptly give notice to Buyer of any fact or occurrence of any event or failure of any event to occur upon receipt of notice or knowledge of any fact or occurrence of such event, which would or could be reasonably expected to (i) make any representation or warranty by Seller contained herein untrue, (ii) have a Material Adverse Effect on Seller's or either of the Affiliate's ability to consummate the transactions contemplated hereby, (iii) have a Material Adverse Effect on the Office Products Business, or (iv) result in the failure to satisfy any of the conditions specified in Article V, and will keep Buyer informed on a regular basis as to the status of such events.

                  (b) Prior to Closing, Buyer will promptly give notice to Seller of any fact or occurrence of any event or failure of any event to occur upon receipt of notice or knowledge of any fact or occurrence of such event, which would or could be reasonably expected to (i) make any representation or warranty by Buyer contained herein untrue, (ii) have a Material Adverse Effect on Buyer's ability to consummate the transactions contemplated hereby or (iii) result in the failure to satisfy any of the conditions specified in Article V, and will keep Seller informed on a regular basis as to the status of such events.

                  4.22. TANGIBLE NET WORTH ADJUSTMENT.
                  (a) As soon as reasonably possible after the Closing Date (but not later than 90 days thereafter), Buyer shall prepare or cause to be prepared, and deliver to Seller an unaudited proforma balance sheet of the Office Products Business as at the Closing Date, which shall be certified by the Chief Financial Officer of Buyer (the "Proforma Balance Sheet"). The Proforma Balance Sheet shall include the tangible net worth of the Office Products Business on the Closing Date based on the Proforma Balance Sheet (the "Tangible Net Worth"). The Proforma Balance Sheet shall be based solely on the books and records of the Office Products Business, which shall be delivered to Buyer at the Closing, and any other books and records used in the preparation of the proforma balance sheet as at December 31, 1996 referenced in Section 3.1(h) hereof. The Proforma Balance Sheet shall be prepared in the same manner as was used by Seller in preparing the unaudited proforma balance sheet as at December 31, 1996, in accordance with Section 3.1(h) hereof. As soon as practicable (but not more than five business days) after the date on which the Final Balance Sheet (as defined in Section 4.22(d) hereof) shall have been determined in accordance with this
Section 4.22, Seller shall pay to Buyer in immediately available funds the amount, if any, by which the Tangible Net Worth as at the Closing Date as reflected in the Final Balance Sheet is less than $78,000,000, which shall constitute an immediate adjustment of the Stock and Asset Purchase Price in such amount.

                  (b) Seller, upon receipt of the Proforma Balance Sheet, shall
(i) review the Proforma Balance Sheet and (ii) to the extent Seller may deem necessary, make reasonable inquiry of Buyer relating to the preparation of the Proforma Balance Sheet. Seller and its employees and advisors shall have full access upon prior written notice and during normal business hours to the books, papers and records of the Office Products Business. The Proforma Balance Sheet shall be binding and conclusive upon, and deemed accepted by, Seller unless Seller shall have notified Buyer in writing of any objections thereto and a detailed description of the basis therefor (the "Seller's Objection") within 20 days after receipt of the Proforma Balance Sheet.

                  (c) In the event of a Seller's Objection, Buyer shall have 10 days to review and respond to the Seller's Objection, and Seller and Buyer shall attempt to resolve the differences underlying the Seller's Objection within 10 days following completion of Buyer's review of the Seller's Objection. Disputes between Buyer and Seller which cannot be resolved by them within such 10 day period shall be referred no later than such 10th day for decision to a nationally recognized firm of independent public accountants (who shall not have had a material relationship with Buyer, Seller or any of their respective affiliates within the past two years) (the "Auditor") who shall be selected by the mutual agreement of Buyer's and Seller's respective regular independent public accountants and who shall act as arbitrator and determine, based solely on presentations by Seller and Buyer and on the manner in which the Proforma Balance Sheet was prepared and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Proforma Balance Sheet requires adjustment. The Auditor shall deliver its written determination to Buyer and Seller no later than the 20th day after the remaining differences underlying the Seller's Objection are referred to the Auditor, or such longer period of time as the Auditor determines is necessary. The Auditor's determination shall be conclusive and binding upon the parties. The fees and disbursements of the Auditor shall be allocated equally between Buyer and Seller. Buyer and Seller shall make readily available to the Auditor all relevant information, books and records and any work papers relating to the Proforma Balance Sheet and all other items reasonably requested by the Auditor. In no event may the Auditor's resolution of any difference be for an amount which is outside the range of Buyer's and Seller's disagreement.

                  (d) The Proforma Balance Sheet shall become final and binding upon the parties upon the earlier of (i) the failure by Seller to object thereto within the period permitted under Section 4.22(b), (ii) the agreement between Buyer and Seller with respect thereto and (iii) the decision by the Auditor with respect to any disputes under Section 4.22(c). The Proforma Balance Sheet, as adjusted pursuant to the agreement of the parties or decision of the Auditor, when final and binding is referred to herein as the "Final Balance Sheet."

                  4.23. MARYVILLE, TENNESSEE CONSTRUCTION CONTRACT. Seller shall or shall cause ROP to comply with all of the terms of the Maryville, Tennessee Construction Contract between ROP and Joseph Construction Co., Inc.

                  4.24. SHARED OFFICE SPACE. On or prior to the ninetieth day following the Closing, Buyer shall cause (a) all Transferred Employees to vacate, and (b) all tangible personal property relating to the Office Products Business transferred to Buyer pursuant to this Agreement to be removed from the facilities owned by Seller or its subsidiaries (other than ROP and the ROP Subsidiaries).

                                    ARTICLE V

                              CONDITIONS PRECEDENT

                  5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES. The respective obligations of Buyer and Seller hereunder are subject to the satisfaction or waiver, at or prior to the Closing Date of each of the following conditions:

                  (a) ANTITRUST LAWS. The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

                  (b) NO PROCEEDING OR INJUNCTION. There shall not have been instituted or be pending any suit, action, or other proceeding by any governmental authority in which it is sought to restrain or prohibit the validity or legality (in each case, in any material respect) of the transactions contemplated by this Agreement or the other Transaction Agreements. None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements. In the event any such order or injunction shall have been issued, each party agrees to use commercially reasonable efforts to have any such order overturned or injunction lifted.

                  (c) CONSENTS. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental authority required in connection with the execution, delivery and performance of this Agreement (including the transfer and licensing as applicable, of the Stock and the Assets to Buyer and its subsidiaries) shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on Buyer or the Office Products Business following the Closing Date.

                  5.2 CONDITIONS PRECEDENT TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer at or prior to the Closing Date of each of the following additional conditions:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained herein shall be true and correct in all material respects (with respect to representations and warranties which do not contain a materiality or Material Adverse Effect qualifier) or true and correct (with respect to representations and warranties which contain a materiality or Material Adverse Effect qualifier), in either case as of the date of this Agreement and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that to the extent any representations or warranties made as of a specified date, which need be true only as of such date.

                  (b) PERFORMANCE OF AGREEMENTS. Each of the agreements and contracts of Seller and its subsidiaries to be performed and complied with by Seller and its subsidiaries prior to or at the Closing Date shall have been performed and complied with in all material respects.

                  (c) CERTIFICATE. Buyer shall have received a certificate of Seller, dated the Closing Date, executed on behalf of Seller by any Vice President, to the effect (i) that the conditions specified in paragraphs (a) and
(b) above have been fulfilled.

                  (d) CONSENTS; THIRD-PARTY RIGHTS; FILINGS; NOTICES. Buyer shall have received evidence satisfactory to it that the consents, approvals, filings and required notices set forth on Schedule 5.2(d) have been obtained, made or given (and are in full force and effect), except with respect to the License Agreement dated September 29, 1994, between ROP and Sunbeam Corporation.

                  (e) REGULATORY AUTHORIZATIONS. Buyer shall have received, in form and substance satisfactory to Buyer the following confirmations, if Buyer reasonably believes such confirmations are required for the consummation of the transactions contemplated by this
Agreement:

                  (i) confirmation from the French Ministry for the Economy and Finance (the "Ministry") that the transactions contemplated by this Agreement will not be the subject of a reference to the Competition Council under Ordinance No. 86- 1243 of 1 December 1986, and that in any event the Ministry will not oppose it;

                  (ii) confirmation from the Office of Fair Trading, in terms satisfactory to Buyer, that the United Kingdom Secretary of State for Trade and Industry does not intend to refer the transactions contemplated by this Agreement to the United Kingdom Monopolies and Merger Commission; and

                  (iii) confirmation from the German Federal Cartel Office ("FCO") that the conditions for prohibiting the consummation of the transactions contemplated by this Agreement under Section 24(1) of the German Act against Restraints of Competition ("GWB") are not fulfilled: or (A) (where no such confirmation has been received) the one month period referred to in Section 24a(2) of the GWB having expired without the FCO having informed Buyer that it has entered into an investigation of or having prohibited the transactions contemplated hereby; or (B) (where the FCO has informed Buyer that it has entered into an investigation of the transactions contemplated hereby following its notification) the four month period referred to in Section

         24a(2) of the GWB having expired without the FCO prohibiting the transactions contemplated hereby or agreeing with Buyer upon an extension of such four-month waiting period.

                  (f) ANCILLARY AGREEMENTS. Seller shall have executed and delivered an Assignment Agreement, a Transition Services Agreement and an Office Products Supply Agreement in forms reasonably agreed upon by Buyer and Seller prior to Closing (the "Ancillary Agreements").

                  (g) ADDITIONAL MATTERS. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Transaction Agreements shall be reasonably satisfactory to Buyer and Buyer shall have received certified copies of the resolutions duly adopted by the board of directors of each of Seller and, to the extent required under such Affiliate's organizational documents, each Affiliate approving (i) the execution and delivery of this Agreement and the other Transaction Agreements to which it is a party and (ii) the consummation of the transactions contemplated hereby and thereby and such other documents as it shall reasonably request.

                  5.3 CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller at or prior to the Closing Date of each of the following additional conditions:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained herein shall be true and correct in all material respects (with respect to representations and warranties which do not contain a materiality or Material Adverse Effect qualifier) or true and correct (with respect to representations and warranties which contain a materiality or Material Adverse Effect qualifier), in either case as of the date of this Agreement and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that to the extent any representations or warranties is made as of a specified date, which need be true only as of such date.

                  (b) PERFORMANCE OF AGREEMENTS. Each of the agreements and covenants of Buyer to be performed by Buyer prior to or at the Closing Date shall have been performed and complied with in all material respects.

                  (c) CERTIFICATE. Seller shall have received a certificate of Buyer, dated the Closing Date, executed on behalf of Buyer by any Vice President, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

                  (d) ASSUMPTION AGREEMENT. Buyer and/or one or more of its subsidiaries shall have executed and delivered to Seller an Assumption Agreement substantially in the form attached hereto as Exhibit F.

                  (e) ADDITIONAL MATTERS. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Transaction Agreements shall be reasonably satisfactory to Seller and Seller shall have received certified copies of the resolutions duly adopted by the board of directors of each of Buyer (or its subsidiaries, if applicable) approving (i) the execution and delivery of this Agreement and the Transaction Agreements to which it is a party and (ii) the consummation of the transactions contemplated hereby and thereby and such other documents as it shall reasonably request.

                                   ARTICLE VI

                          PROVISIONS AS TO TAX MATTERS

                  6.1 CERTAIN TAX MATTERS. (a) PREPARATION AND FILING OF TAX RETURNS. Seller shall prepare and timely file (or shall cause to be prepared and timely filed) all Tax Returns in respect of the Company and the Affiliates and each of their respective assets and activities (i) that are required to be filed on or before the Closing Date or (ii) are required to be filed after the Closing Date and (A) are paid on a consolidated, unitary, combined or similar basis with respect to Tax Returns ("Consolidated Tax Returns") or (B) are with respect to Taxes based upon, measured by, or calculated with respect to gross or net income, receipts or profits ("Income Taxes") and are required to be filed on a separate return basis for any tax period ending on or before the Closing Date. To the extent reasonably requested by Seller, Buyer shall cause the Company to assist Seller in the preparation and timely filing of the Tax Returns specified in the preceding sentence. Buyer shall prepare or cause to be prepared all other Tax Returns required of the

Company, its assets or activities, or the assets acquired from the Affiliates. To the extent reasonably requested by Buyer, Seller shall assist Buyer in the preparation and timely filing of the Tax Returns specified in the preceding sentence. Any Tax Returns, reports, statements or forms that include tax periods ending on or before the Closing Date or that include the Closing Date shall, insofar as they relate to the Company, be prepared on a basis consistent with the last previous such returns, reports, statements or forms filed in respect of the Company.

                  (b) PAYMENT OF TAXES. Seller shall timely pay or cause to be paid (i) all Income Taxes and all Taxes other than Income Taxes due with respect to Tax Returns that Seller is obligated to prepare and file or cause to be prepared and filed pursuant to Section 6.1(a) and (ii) all Taxes due on or before the Closing Date for which no Tax Return is required to be filed. Buyer shall pay or cause to be paid (i) all Income Taxes due with respect to Tax Returns that Buyer is obligated to prepare and file or cause to be prepared and filed pursuant to Section 6.1(a) and (ii) all other Taxes owed by the Company other than Taxes described in the preceding sentence.

                  (c) TAX SHARING AGREEMENTS. On the Closing Date, all tax sharing agreements and arrangements between (i) ROP or any of the Subsidiaries, on the one hand, and (ii) Seller or any of its subsidiaries or affiliates (other than ROP and the ROP Subsidiaries), on the other hand, shall be terminated and have no further effect for any taxable year or period (whether current, future or past).

                  (d) CARRYFORWARDS AND CARRYBACKS. Buyer shall cause ROP and the ROP Subsidiaries to elect, where permitted by law, to carry forward any net operating loss, charitable contribution or other item arising after the Closing Date that could, in the absence of such an election, be carried back to a taxable period of ROP or any of the Subsidiaries ending on or before the Closing Date in which ROP or any of the Subsidiaries were included in a Consolidated Tax Return.

                  (e) REFUNDS. Except to the extent of a receivable reflected on the books and records of the Company, Seller shall be entitled to retain (or receive immediate payment from Buyer or any of its subsidiaries or affiliates (including ROP and the ROP Subsidiaries) equal to) any refund or credit for Taxes with respect to any Tax period ending on or before the Closing Date relating to ROP or any of the Subsidiaries.

                  6.2 TAX INDEMNIFICATION. (a) SELLER INDEMNIFICATION. Seller hereby agrees to indemnify Buyer and hold it harmless (i) except to the extent of a liability reflected on the books and records of the Company, from all liability for Taxes imposed on the Company (including without limitation liability under Treas. Reg. Section 1.1502-6 or any comparable provision of state or foreign law) for any taxable year or period ending on or before the Closing Date and (ii) from any income, franchise or similar taxes arising as a result of the Section 338(h)(10) Election referred to in Section 6.5(a) or any comparable or resulting election under state law filed by Buyer and Seller, including Taxes imposed by any state or local taxing authority as a result of an election or deemed election pursuant to Section 338(g) of the Code (or any comparable election under state law) if an election under Section 338(h)(10) is made and such state or local taxing authority does not allow or respect a
Section 338(h)(10) election with respect to the purchase and sale of Stock and, in either case, in the case of any taxable year or period beginning before and ending after the Closing Date, the portion of such period ending on and including the Closing Date.

                  (b) BUYER INDEMNIFICATION. Buyer hereby agrees to indemnify Seller and the Affiliates and hold them harmless from all liability for Taxes imposed on the Company for any taxable year or period beginning after the Closing Date and, in the case of any taxable year or period beginning before and ending after the Closing Date, the portion of such period beginning after the Closing Date.

                  (c) DETERMINING LIABILITY FOR TAXES. Whenever it is necessary to determine liability for Taxes for a portion of a taxable year or period beginning before and ending after the Closing Date, the determination shall be made assuming that there was a closing of the books at 11:59 p.m. (local time) on the Closing Date, except that Taxes other than Income Taxes, as well as exemptions, allowances or deductions that are calculated on an annual basis, shall be apportioned ratably on a daily basis between the periods in question.

                  6.3 CONTEST PROVISIONS. Buyer shall promptly notify Seller in writing upon receipt by Buyer or any of its affiliates of notice of any pending or threatened audits or assessments that may materially affect the tax liabilities of the Company for which Seller would be required to indemnify Buyer pursuant to Section 6.2(a). Seller shall have the sole right to represent the Company's interests in any tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to settle any such proceeding as it sees fit so long as Seller indemnifies Buyer against the effects of any such settlement; provided, however, Seller shall consult with Buyer with respect to the resolution of any issue relating to or which could affect a straddle or post-close period and Seller shall not settle or cause to be settled any issue or file any amended return relating to such issues without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Seller shall be entitled to participate at its expense in the defense of any claim for Taxes for a year or period ending after the Closing Date which may be the subject of indemnification by Seller pursuant to Section 6.2(a) and, with the written consent of Buyer, may assume the entire defense of any such claim. Neither Buyer nor the Company may agree to settle any tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by Seller under Section 6.2(a) without the prior written consent of Seller, which consent shall not be unreasonably withheld.

                  6.4  TAX ELECTION.

                  (a) SECTION 338(h)(10) ELECTION. Buyer and Seller shall jointly make the election provided by Section 338(h)(10) of the Code in accordance with Treasury Regulation Section

1.338(h)(10)-1 with respect to the acquisition by Buyer of the Stock (the "338(h)(10) Election"), and, if permissible, similar elections under any applicable state or local income tax laws. The 338(h)(10) Election shall be made on Form 8023-A, and shall be prepared by Buyer and delivered by Buyer to Seller as promptly as practicable, but no later than 120 days after the Closing Date. A copy of such Form 8023-A, reviewed and signed by Seller, shall be provided to Buyer by Seller no later than 150 days after the Closing Date. Buyer shall timely file the Form 8023-A with the Internal Revenue Service's Service Center in Cincinnati, Ohio. Seller shall attach a copy of such form to the U.S. consolidated corporation income tax return that it will file for its taxable year that includes the Closing Date. Buyer shall attach a copy of the Form 8023-A to the ROP U.S. corporation income tax return that it will file for the ROP taxable year that begins on the day following the Closing Date. Seller shall be responsible for any Taxes that are triggered by the 338(h)(10) Election.

                  (b) TAX ALLOCATION. Within 90 days of the Closing, Seller and Buyer shall, based upon an appraisal obtained by Buyer, at Buyer's expense, determine the allocation for the deemed asset sale treatment resulting from the
Section 338(h)(10) Election referred to in Section 6.5(a) above, with respect to the proceeds attributable to the Stock of ROP. Such allocation shall be made for tax purposes in accordance with the rules prescribed in Sections 1060 and 338 of the Code. Each of Buyer and Seller shall (and Buyer shall cause ROP after the Closing to) adhere to, and to be bound by, such allocation for U.S. federal income tax purposes and, to the extent such Section 338(h)(10) Election is recognized (or deemed recognized) by any state or locality for state or local income tax purposes, for all such state or local income tax purposes.

                                   ARTICLE VII

                 LABOR MATTERS, EMPLOYEE RELATIONS AND BENEFITS

                  7.1 TRANSFERRED EMPLOYEES. Following the Closing, Buyer shall cause the Company to continue the employment of all of the employees of the Company except as otherwise provided below, and those employees of the Affiliates who work solely in the Office Products Business (which employees of the Affiliates are set forth on Schedule 7.1(a)). Schedule 7.1(b) sets forth a list of the members of the operating team of ROP (collectively, the "Operating Team"), and those employees of affiliates of Seller other than the Company who provide substantial services to the Office Products Business. Prior to the Closing, Buyer shall offer post-Closing employment in the Office Products Business to such of the employees listed on Schedule 7.1(b) as Buyer determines to be appropriate. Those employees listed on Schedule 7.1(a), those persons set forth on Schedule 7.1(b) who accept offers of employment (as described in the preceding sentence), and all of the employees of the Company other than those set forth in Schedule 7.1(b) as of the Closing Date, are referred to herein as the "Transferred Employees" (provided, however, that this Section 7.1 shall not require Buyer to continue the employment of any Transferred Employee for a specified period of time);

                  7.2 COMPENSATION AND BENEFITS FOR TRANSFERRED EMPLOYEES. Through December 31, 1997, Buyer shall cause such of the Transferred Employees (whether hourly or salaried employees) who remain employed in the Office Products Business to be provided with salary compensation levels that are, in the aggregate, substantially comparable to those provided to such Transferred Employees prior to the Closing. Without limiting the generality of the foregoing:

                  (a) Buyer shall cause the Company to honor (i) the severance arrangement set forth on Schedule 7.2(a) adopted by the Company prior to the Closing for the benefit of the members of the Operating Team who are Transferred Employees, and (ii) the employment contracts set forth on Schedule 7.2(a) (provided, however, that this Section 7.2(a)(ii) shall not require Buyer to continue the employment of the individuals with such employment contracts for a specified period of time or on terms other than those described in the employment contracts);

                  (b) Buyer shall provide severance pay and related benefits to Transferred Employees (other than members of the Operating Team who are Transferred Employees) whose employment with the Company is terminated after the Closing at the same levels and on the same basis as such severance pay and related benefits are provided under Buyer's severance pay plan as in effect as of the date of such termination; and

                  (c) Buyer shall cause each Transferred Employee (and his or her eligible dependents) to be covered following the Closing by a group health plan that provides medical and dental benefits (within the meaning of Section 5000(b)(1) of the Code ("Buyer's Medical Plan") that does not limit or exclude coverage on the basis of any waiting period or pre-existing condition of such Transferred Employee or dependent, and that provides each Transferred Employee full credit, for the year during which the Closing occurs, with any deductible already incurred by the Transferred Employee under Seller's group health plan and with any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of Seller's group health plan or Buyer's Medical Plan. Buyer shall retain the right to amend or terminate Buyer's Medical Plan as it pertains to Transferred Employees.

                  7.3 DEFINED CONTRIBUTION PLAN TRANSFER. As promptly as practicable after the Closing Date, Buyer shall offer to the Transferred Employees the right to participate in a qualified defined contribution retirement plan of Buyer ("Buyer's Plan"). The accounts of all Transferred Employees in Seller's qualified defined contribution retirement plan or plans covering any such Transferred Employee shall be fully vested as of the Closing Date. As promptly as practicable after the Closing (such date referred to as the "Transfer Date"), Seller and Buyer shall arrange for the transfer of the account balances ("Accounts") of the Transferred Employees participating in the Rubbermaid Retirement Plan ("Seller's Plan") to Buyer's Plan. The assets of

Seller's Plan to be transferred to Buyer's Plan shall be the total of all Accounts of Transferred Employees as of the Transfer Date and shall reflect all contributions earned under Seller's Plan by such Transferred Employees as of the Closing to the extent not accrued on the books of the Company. In transferring the Accounts, Seller and Buyer shall comply with all applicable requirements of
Section 411(d)(6), 414(1) and 401(a)(12) of the Code. Buyer represents and warrants that (i) Buyer's Plan has been maintained in material compliance with its terms and with the requirements prescribed by any applicable statute and regulations including ERISA and the Code; (ii) Buyer's Plan has received a copy of a favorable determination letter stating that it meets the requirements of the Tax Reform Act of 1986. Seller represents and warrants that Seller's Plan has been maintained in compliance with its terms and with the requirements prescribed by any applicable statute and regulations, including ERISA and the Code. The transfer of assets from Seller's Plan to Buyer's Plan shall be made in cash and, to the extent Transferred Employees have any outstanding loans from Seller's Plan as of the Closing, promissory notes evidencing such loans. Seller has provided Buyer with a copy of (i) the Seller's Plan, (ii) a Summary Plan Description of Seller's Plan, (iii) a favorable determination letter stating that Seller's Plan meets the requirements of the Tax Reform Act of 1986, and
(iv) other documentation reasonably satisfactory to Buyer that establishes that Seller's Plan is qualified under Section 401(a) of the Code. Effective as of the Closing, Buyer's Plan shall credit Transferred Employees with all service credited to the Transferred Employees under Seller's Plan, such service to be credited under Buyer's Plan for purposes of determining Transferred Employees eligibility and vesting under Buyer's Plan.

                  7.4 NO EMPLOYEE RIGHTS. Nothing in this Article VII express or implied shall confer upon any Transferred Employee or legal representative thereof any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

                                  ARTICLE VIII

                   SURVIVAL; ASSUMPTION OF CERTAIN OBLIGATIONS
                        AND LIABILITIES; INDEMNIFICATION

                  8.1 SURVIVAL. All of the respective representations and warranties of Seller and Buyer contained in this Agreement will survive the Closing and continue in full force and effect and (i) in the case of the representations and warranties of Seller contained in Section 3.1(i), until 30 days after the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time, (ii) in the case of the representations and warranties of Seller contained in Sections 3.1(d), 3.1(e) and 3.1(s), until five years after the Closing Date, and (iii) in the case of any other representation or warranty contained in this Agreement until April 15, 1998. All of the covenants and agreements of Seller and Buyer contained in this Agreement will survive the Closing and continue in full force and effect forever thereafter, except that the covenants set forth in Section 4.1, 4.9 and
4.12 shall continue for the respective period stated therein.

                  8.2 ASSUMPTION AND INDEMNIFICATION.

(a) INDEMNIFICATION BY BUYER. On and after the Closing Date, Buyer hereby agrees to indemnify, defend and hold harmless Seller and its subsidiaries (collectively, the "Seller Indemnified Parties") from and against and in respect of any and all claims, losses, damages, amounts paid in settlement, costs, expenses, obligations, Liabilities, charges, actions, suits, proceedings, deficiencies, interest, and reasonable out-of-pocket costs, penalties and fines (including costs of collection and enforcement, attorney's fees and other costs of defense, removal costs, remediation costs, closure costs and expenses of investigation and ongoing monitoring) (collectively, "Damages") imposed on, sustained, incurred or suffered by or asserted against them, directly or indirectly, in respect of, but only in respect of:

                  (i) any breach of Buyer's representations and warranties (such breach to be determined for this purpose without regard to any materiality, Material Adverse Effect or similar standard set forth in any representation or warranty), any such claim to be made by Seller within the period of survivability set forth in Section 8.1;

                  (ii) Buyer's failure to perform or otherwise fulfill any of its agreements, covenants obligations or undertakings hereunder;

                  (iii)  the Assumed Liabilities;

                  (iv) any and all claims asserted by any person for the death of or injury to any person or any damage to or loss of property or other liability arising out of products of the Office Products Business, whether in respect of any express or implied representation or warranty or otherwise; and

                  (v) any and all Damages, whether actual or contingent which may arise out of or under any Environmental Law with respect to the operations or assets of the Company or of the Affiliates (in connection with the Affiliates' operation of the Office Products Business), other than those Damages referred to in Section 8.2(b)(v) and (vi); and

                  (vi) Liabilities relating to claims asserted by any person for death or injury to any person or any damage to or loss of property or other liability arising out of products produced using Shared Tools, which products were distributed by the Company or the Affiliates, and such claims are based on occurrences prior to Closing.

                  Except as provided above, in addition, on and after the Closing Date, Buyer hereby releases and discharges Seller and its subsidiaries from any and all environmental liability whatsoever whether actual or contingent or imposed as a consequence of existing or future Environmental Law, including all claims, demands and causes of action of every nature related to or arising out of the operations or assets of the Company or of the Affiliates (in connection with the Affiliates' operation of the Office Products Business).

                  (b) INDEMNIFICATION BY SELLER. On and after the Closing Date, Seller hereby agrees to indemnify, defend and hold Buyer and its subsidiaries (including the Company) (collectively, the "Buyer Indemnified Parties"), harmless from and against and in respect of any and all Damages imposed on, sustained, incurred or suffered by or asserted against them directly or indirectly, in respect of, but only in respect of:

                  (i) any breach of Seller's representations and warranties (such breach to be determined for this purpose without regard to any materiality, Material Adverse Effect or similar standard set forth in any representation or warranty), except for a breach of the representations and warranties contained in Section 3.1(i), it being the intention of the parties that Buyer's rights against Seller with respect to Taxes shall be governed by Article VI and not this Article VIII, any such claim to be made by Buyer within the period of survivability set forth in Section 8.1;

                  (ii) Seller's failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder;

                  (iii)  the Excluded Liabilities;

                  (iv) any liabilities or obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the shutdown of the ROP facility located in Carson, California (the "Carson Plant") formerly used in connection with the Office Products Business, including, without limitation, any action that could be construed as a "plant closing" or "mass layoff," as those terms are defined in WARN, or any "employment loss," as defined in WARN, which any former employee of the Carson Plant may be deemed to have suffered;

                  (v) notwithstanding Section 8.2(a)(v) and the last paragraph of Section 8.2(a), Seller hereby agrees to indemnify and hold harmless Buyer from and against any Damages arising out of or under any Environmental Law that (A) were retained by ROP with respect to ROP's operation of its former Compton, California facility or (B) relate to operations or assets of the Company or the Affiliates at or from any plant, warehouse, office or other facility that was formerly owned or leased by the Company or the Affiliates and is not owned or leased by the Company or the Affiliates as of the Closing;

                  (vi) notwithstanding Section 8.2(a)(v) and the last paragraph of Section 8.2(a), Seller hereby agrees to indemnify and hold harmless Buyer from and against any Damages arising out of or under any Pre-Closing Off-Site Environmental Liabilities. "Pre-Closing Off-Site Environmental Liabilities" means Liabilities arising under Environmental Laws resulting from the placement on or in real property or at a facility not owned, leased or operated by the Company, the Affiliates, Seller or any of its subsidiaries, or their respective predecessors of any Hazardous Substance generated, disposed, used, treated, recycled or stored by the Company, the Affiliates, Seller or any of its subsidiaries, or their respective predecessors, prior to the Closing;

                  (vii) except as otherwise provided in Section 8.2(a)(vi), liabilities relating to claims asserted by any person for death or injury to any person or any damage to or loss of property or other liability arising out of products produced using Shared Tools and based upon occurrences prior to Closing;

                  (viii) liabilities relating to the failure to obtain the necessary consent to transfer the License Agreement dated September 29, 1994, between ROP and Sunbeam Corporation to Buyer; and

                  (ix)  any and all Damages arising out of or relating to
         Section 7.8 of the Quartet Agreement.

                  (c) All such Damages described in the foregoing paragraphs (a) and (b) are collectively referred to as "Indemnified Liabilities".

                  8.3 PROCEDURE. If a claim by a third party is made against an indemnified party, and if such party intends to seek indemnity with respect thereto under this Article VIII or under any other provisions of this Agreement providing for indemnification, such indemnified party shall promptly notify the indemnifying party in writing of such claims setting forth such claims in reasonable detail. The failure of the indemnified party to give the indemnifying party prompt notice as provided herein shall not relieve the indemnifying party of any of its obligations under this Article VIII, except to the extent that the indemnifying party's legal rights are materially prejudiced by such failure. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; PROVIDED that the indemnified party may participate in such settlement or defense through counsel chosen by such indemnified party if the fees and expenses of such counsel shall be borne by such indemnified party, and PROVIDED FURTHER, that Seller and Buyer agree that any action relating to the indemnities set forth in 8.2.(b)(iv) and (v) shall be continued to be conducted and controlled by Seller on behalf of ROP, and that Buyer shall cause ROP to fully cooperate in connection with any such actions. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim; PROVIDED that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within 30 days after the receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The indemnifying party shall not, except with the consent of the indemnified party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all indemnified parties (I.E., Seller Indemnified Party or Buyer Indemnified Party, as the case may be) an unconditional release from all liability with respect to such claim, or consent to entry of any judgment.

                  8.4 LIMITATION ON INDEMNIFICATION. An indemnifying party shall be required to indemnify and hold harmless an indemnified party under Section 8.2(a)(i) or Section 8.2(b)(i) with respect to Damages incurred by such indemnified party in accordance with Section 8.2(a)(i) or 8.2(b)(i), (a) only to the extent that the aggregate amount of all such Damages of the Seller Indemnified Parties or the Buyer Indemnified Parties, as the case may be, exceeds $3,000,000, and (b) only to the extent that the aggregate amount of all such Damages of such indemnified party is not in excess of the Stock and Asset Purchase Price. Notwithstanding the foregoing, if the amount of any claim or series of related claims for Damages does not exceed $5,000 then the amount of such claim shall be excluded from the calculation of the aggregate amount of Damages for purposes of the previous sentence.

                  8.5 ADJUSTMENT OF INDEMNITY PAYMENT. If the amount of any claim under any of Sections 6.2, or 8.2(b) (i) is currently deductible in the calculation of Taxes of the party making the claim or (ii) results in an addition to basis of any asset subject to depletion, depreciation or amortization, the amount of the indemnity payment shall be adjusted as follows: in the case of a claim described in clause (i) of the preceding sentence, the indemnity payment shall be reduced by the product of (A) the amount of the deduction times (B) an assumed marginal tax rate equal to the highest marginal federal tax rate in effect for corporate taxpayers in the year the indemnity payment is made. In the case of a claim described in clause (ii) of such sentence, the indemnity payment shall be reduced by an amount determined by (A) deeming the useful life of the property to be fifteen years commencing on the first day of the taxable year in which the payment resulting in the basis increase is made; (B) amortizing such basis increase ratably on a straight line basis over such deemed useful life; and (C) calculating the present value of the tax saving deemed to result therefrom (which tax saving shall be determined using the highest marginal federal tax rate then in effect for corporate taxpayers in the year the indemnity payment is made at an annual discount rate equal to the thirteen-week Treasury bill interest rate quoted in the Money Rates table of the Wall Street Journal on the date the indemnity payment is made. In the event that there should be a determination disallowing the deduction or basis increase, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed to the indemnifying party pursuant to this Section 8.4, PLUS interest at a rate calculated pursuant to Section 6621(c)(1) of the Code, from the date of such payment to the date of such refund. If the amount of any claim under any of Sections 6.2, 8.2(a) or 8.2(b), (i) is currently deductible in the calculation of Taxes of the party making the claim or (ii) results in an addition to basis of any asset subject to depletion, depreciation or amortization, the amount of the indemnity payment shall be based upon an affidavit of the chief financial officer of the indemnified party setting forth the amount of such deduction or addition to basis and the calculation of the resulting adjustment; provided however, that no party shall have the right to inspect the tax returns or tax records of any indemnified party by reason of this Section 8.4.

                  8.6 INDEMNITY PAYMENTS. All amounts paid pursuant to Article VI or this Article VIII shall be treated as adjustments to the Stock and Asset Purchase Price.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  9.1 TERMINATION AND ABANDONMENT.

                  (a) GENERAL. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time,

but not later than the Closing Date:

                  (i)  by mutual written consent of Buyer and Seller;

                  (ii) by Seller, thirty-five days after Buyer files its submissions required by the HSR Act, if, for any reason, Buyer has not been approved by the staff of the FTC by such date;

                  (iii) by Seller or Buyer (A) after September 30, 1997 (the "Outside Date") if, through no fault of the party seeking to terminate, the Closing shall not have occurred;

                  (iv) by Buyer, if the representations and warranties of Seller contained herein shall not be true and correct in all material respects, Buyer has notified Seller in writing of such misrepresentations or breaches of warranty, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;

                  (v) by Seller, if the representations and warranties of Buyer contained herein shall not be true in correct in all material respects, Seller has notified Buyer in writing of such misrepresentations or breaches of warranty, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; or

                  (vi) by Seller or Buyer, upon written notice to the other party, if a governmental authority of competent jurisdiction shall have issued an injunction, order or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such injunction, order or decree shall have become final and non-appealable; PROVIDED, HOWEVER, that the party seeking to terminate this Agreement pursuant to this clause (iv) has used commercially reasonable efforts to remove such injunction, order or decree.

                  (b) PROCEDURE UPON TERMINATION. In the event of the termination and abandonment of this Agreement, written notice thereof shall promptly be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto.

                  (c) SURVIVAL OF CERTAIN PROVISIONS. The respective obligations of the parties hereto pursuant to Section 4.1, 4.9 and 9.2 shall survive any termination of this Agreement, and provided further that no termination of this Agreement will relieve any party from Liability for any willful breach of this Agreement prior to such termination.

                  9.2 FEES AND EXPENSES. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys', accountants' and other advisors' fees.

                  9.3 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by overnight courier with delivery charges prepaid, or sent by telecopy, as follows:

                  (a)  if to Seller:

                           Rubbermaid Incorporated
                           1147 Akron Road
                           Wooster, Ohio 44691-0800
                           Facsimile:  (330) 287-2340

                  Attn:    Corporate Secretary

         with a copy to:

                           Jones, Day, Reavis & Pogue
                           901 Lakeside Avenue
                           Cleveland, Ohio 44114
                           Facsimile:  (216) 579-0212

                  Attn:    Christopher M. Kelly, Esq.

                  (b)  if to Buyer:

                           Newell Co.
                           One Millington Road
                           Beloit, Wisconsin 53512-0117
                           Facsimile:  (608) 365-3453

                           Attn:   William T. Alldredge
                                   Vice President-Finance

                  and

                           Newell Co.
                           4000 Auburn Street
                           Rockford, Illinois 61101
                           Facsimile:  (815) 969-6106

                           Attn:  Dale L. Matschullat, Esq.
                                  Vice President-General Counsel

                  with a copy to:

                           Schiff Hardin & Waite
                           7300 Sears Tower
                           Chicago, Illinois 60606
                           Facsimile:  (312) 258-5600

                           Attn:    Stuart L. Goodman, Esq.

or to such other person or address as either party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery.

                  9.4 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules, which are hereby fully incorporated into this Agreement), together with the Ancillary Agreements and the

Confidentiality Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

                  9.5 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  9.6 ASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assigned by either of the parties hereto without the prior written consent of the other party; provided that Buyer may without such consent assign its rights and obligations with respect to this Agreement to one or more of its subsidiaries, provided any such assignment shall not relieve Buyer of its obligations under this Agreement.

                  9.7 AMENDMENT AND MODIFICATION; WAIVER. Subject to applicable law, this Agreement and any Schedule or Exhibit attached hereto may be amended, modified and supplemented by a written instrument expressly identified as an amendment hereto authorized and executed on behalf of Buyer and Seller at any time with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach. No failure on the part of either party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof. The remedies herein are cumulative and not exclusive of any remedies provided by law.

                  9.8 PUBLIC ANNOUNCEMENTS. Unless otherwise required by law, prior to the Closing Date, no news release or other public announcement (other than required filings submitted to any governmental authority) pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party without the prior approval of the other party.

                  9.9 BULK SALES LAW. The parties hereto each agree to waive compliance by the other with the provisions of the Bulk Sales Law of any jurisdiction.

                  9.10 SECTION HEADINGS, REFERENCES. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Unless otherwise indicated, all references to Articles, Sections, subsections, clauses and Schedules refer to the Articles, Sections, subsections and clauses of this Agreement and to the Schedules hereto, respectively.

                  9.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                  9.12 APPLICABLE LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.3 shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objections to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America in each case located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

                  9.13 SEVERABILITY OF PROVISIONS. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent and only for the duration of such prohibition or enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   RUBBERMAID INCORPORATED

                                   By: /s/ James A. Morgan
                                       ----------------------------------
                                       Name:   James A. Morgan
                                       Title:  Senior Vice President,
                                                  General Counsel
                                                  and Secretary

                                   NEWELL CO.

                                   By: /s/ Dale L. Matschullat
                                       ----------------------------------
                                       Name:   Dale L. Matschullat
                                       Title:  Vice President-General
                                                  Counsel

                    INDEX TO THE DISCLOSURE SCHEDULES FOR THE
                       STOCK AND ASSET PURCHASE AGREEMENT
                         BETWEEN RUBBERMAID INCORPORATED
                                 AND NEWELL CO.
                             DATED AS OF MAY 7, 1997

Exhibit A                  Subsidiaries of Rubbermaid Office Products Inc.
Exhibit B                  Company's Affiliates
Schedule 1.1(b)(v)         Tangible Personal Property
Schedule 1.1(b)(vi)        Contracts
Schedule 1.1(b)(vii)       Permits
Schedule 1.1(b)(viii)      Real Property
Schedule 1.1(b)(xiv)       Miscellaneous
Schedule 1.1(c)(iii)       Non-Assigned Contracts
Schedule 1.4               Purchase Price Allocation
Schedule 3.1(d)            Good Title
Schedule 3.1(e)            Capitalization of ROP
Schedule 3.1(g)(i)         Knowledge (Seller)
Schedule 3.1(g)            No Conflict (Seller)
Schedule 3.1(h)            Exceptions to GAAP Financial Statements
Schedule 3.1(i)(iii)       Tax Matters; Reserves
Schedule 3.1(i)(iv)        Tax Matters; Pending Actions
Schedule 3.1(i)(v)         Tax Matters; Statute of Limitations
Schedule 3.1(j)            Title to Real and Personal Property
Schedule 3.1(k)            Office Products Business Contracts
Schedule 3.1(l)            Legal Proceedings
Schedule 3.1(m)            Government Licenses, Permits
Schedule 3.1(o)            Labor Matters
Schedule 3.1(p)            Intellectual Property
Schedule 3.1(q)            Employee Benefit Plans
Schedule 3.1(s)(i)         Environmental Matters; Permits
Schedule 3.1(s)(ii)        Environmental Matters; Laws
Schedule 3.1(t)(i)         Transactions with Affiliated Parties (Individuals)
Schedule 3.1(t)(ii)        Transactions with Affiliated Parties
Schedule 3.1(u)            Absence of Changes
Schedule 3.1(w)            Shared Tools
Schedule 3.1(z)            Receivables
Schedule 3.1(bb)           Conduct of the Office Products Business
Schedule 3.1(cc)           Insurance
Schedule 3.1(ff)           Copies of Documents
Schedule 3.2(c)            No Conflict (Buyer)
Schedule 3.2(c)(i)         Knowledge (Buyer)
Schedule 3.2(f)            Signage Business
Schedule 4.2               Conduct of the Office Products Business Prior to
                           Closing
Schedule 4.12(a)           ROP - Identical Products
Schedule 4.12(a)(1)        RCP Sales of Identical Products

Schedule 4.2(l)            Intellectual Property
Schedule 4.5(b)            Bank Accounts
Schedule 4.5(c)            Bank Accounts
Schedule 5.2(d)            Consents; Third Party Rights; Filings; Notices
Schedule 7.1(a)            Transferred Employees (Affiliates Solely OP)
Schedule 7.1(b)            Transferred Employees (OT and Shared Services)
Schedule 7.2(a)            Employment Contracts

                      [RUBBERMAID INCORPORATED LETTERHEAD]


                                  June 13, 1997



Dale L. Matschullat, Esq.
Newell Co.
4000 Auburn Street
Rockford, Illinois  61101
Facsimile: (815) 969-6106

             Re: First Amendment To Stock & Asset Purchase Agreement
                 ---------------------------------------------------

Dear Dale:

                  Newell Co., a Delaware corporation ("Newell") and Rubbermaid Incorporated, an Ohio corporation ("Rubbermaid" and together with Newell, the "Parties"), have entered into that certain Stock and Asset Purchase Agreement, dated as of May 7, 1997 (the "Purchase Agreement"), relating to the sale of Rubbermaid's Office Products Business. Pursuant to Section 9.6 of Purchase Agreement, and subject to the terms and conditions set forth in this letter agreement (this "Letter Agreement"), the Parties have agreed to the amendments to the Purchase Agreement, and the Schedules thereto, set forth below. Terms capitalized herein but not defined have the meanings ascribed thereto in the Purchase Agreement.

                  AMENDMENT 1. Section 4.12(a) of the Purchase Agreement is hereby amended by deleting the current Section 4.12(a) in its entirety and replacing it with the following new Section 4.12(a):

                           "(a) Buyer acknowledges that Seller and its
                  subsidiaries (other than ROP and the ROP Subsidiaries) currently manufacture, distribute and sell certain products which are identical in specifications to products manufactured, distributed or sold by the Office Products Business (the "Identical Products"). Seller, its subsidiaries and the Affiliates agree that Seller and its subsidiaries shall not, without the written approval of Buyer, market, advertise, distribute, promote or sell (collectively, "Non-Compete Activities") Identical Products to customers in the trade channels identified on Schedule 4.12(a) (with the exception of those customers of Rubbermaid Commercial Products, identified in Schedule 4.12(a)(1) and as to those customers so identified, only with respect to Identical Products also identified on Schedule 4.12(a)(1) as being sold to such customers), during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (each such trade channel an "Office Products Channel" and collectively, the "Office Products Channels"). Buyer agrees that Buyer and its affiliates shall not, without the written approval of Seller, engage in any Non-Compete Activities with respect to an Identical Product in or through trade channels other than Office Products Channels, other than

Dale L. Matschullat, Esq.
June 13, 1997
Page 2

                  those exceptions noted on Schedule 4.12(a), during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date. With respect to products other than the Identical Products, Seller further agrees that it will not engage in Non-Compete Activities with respect to, and will not design or directly or indirectly produce or manufacture any products identical or similar to those currently manufactured, distributed or sold by the Office Products Business that are not currently manufactured, distributed or sold by Seller or its subsidiaries (other than ROP, the ROP Subsidiaries, the Affiliates and their subsidiaries) during the period beginning on the Closing Date and ending on the fourth anniversary of the Closing Date."

                  AMENDMENT 2. Such parts of Schedule 1.1(b)(v) (TANGIBLE PERSONAL PROPERTY) to the Purchase Agreement as constitute the "Rubbermaid GmbH, Office Products Division, fixed asset schedule," are hereby amended by deleting such parts and replacing them in their entirety with the "Rubbermaid GmbH, Office Products Division, Fixed Asset Schedule," a true and correct copy of which is attached to this Letter Agreement as EXHIBIT A.

                  AMENDMENT 3. Schedule 3.1(p) (Intellectual Property) to the Purchase Agreement is hereby amended by deleting this schedule in its entirety and replacing it with the "Revised Schedule 3.1(p)," a true and correct copy of which is attached to this Letter Agreement as EXHIBIT B.

                  AMENDMENT 4. The following is hereby added to the Purchase Agreement as Section 9.14:

                           "9.14 CONFIDENTIALITY. (a) BY SELLER. Seller and its
                  affiliates, subsidiaries and representatives will not disclose any information which is confidential, proprietary or otherwise not publicly available ("Confidential Information") about (i) the Office Products Business, or (ii) Buyer and its affiliates obtained in the performance of this Agreement for a period of three (3) years following the Closing Date.

                           (b) BY BUYER. Buyer and its affiliates, subsidiaries
                  and representatives, will not disclose any Confidential Information about Seller and its affiliates obtained in the performance of the Agreement (other than with respect to the Company, the Office Products Business and the Affiliates with respect to the Office Products Business) for a period of three
                  (3) years following the Closing Date.

                           (c) EXCEPTIONS. The obligations provided for in this
                  Section 9.14 will not apply to information which: (i) can be reasonably shown to have been in the possession of the party receiving the information as of the date of receipt; (ii) is disclosed to the receiving party by a third party which has a legal right to make such disclosure; (iii) was in the public domain or generally available as of the date of disclosure through no fault of the receiving party; or (iv) which is required by law to be disclosed."

                  Schedules 4.12(a) and 4.12(a)(1) to the Purchase Agreement, referred to above in AMENDMENT 1, are attached hereto as EXHIBIT C and EXHIBIT D, respectively.

Dale L. Matschullat, Esq.
June 13, 1997
Page 3

                  Except as expressly stated in this Letter Agreement, all of the provisions of the Purchase Agreement and the Schedules thereto remain unmodified and in full force and effect. Each of the amendments set forth herein will be effective as of, and immediately prior to, the Closing. This Letter Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

                  If the above accurately reflects your understanding of our agreement relating to the amendments to the Purchase Agreement and the Schedules thereto, please sign this Letter Agreement where indicated below.

                                            Very truly yours,

                                            RUBBERMAID INCORPORATED


                                            By: /s/ James A. Morgan
                                               -------------------------------
                                                 James A. Morgan
                                                   Senior Vice President,
                                                   General Counsel &
                                                   Secretary

Agreed this 13th day of
June, 1997.

NEWELL CO.


By: /s/ Dale L. Matschullat
   ----------------------------------
     Dale L. Matschullat, Esq.
       Vice President-General
       Counsel